Exhibit 99.3

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                    )         Chapter 11
                                         )
UNITEL VIDEO, INC., UNITEL 53 LLC,       )
UNITEL 57 LLC, and R SQUARED, INC.,      )         Case No. 99-2979 (PJW)
                                         )
                              Debtors.   )         Jointly Administered


                  DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
          OF THE BANKRUPTCY CODE WITH RESPECT TO DEBTORS' FIRST AMENDED
              JOINT CONSOLIDATED LIQUIDATING PLAN OF REORGANIZATION

KAYE SCHOLER LLP                                 YOUNG CONAWAY STARGATT & TAYLOR, LLP
425 Park Avenue                                  Rodney Square North, 11th Floor
New York, New York  10022-3598                   Wilmington, Delaware 19899-0391
(212) 836-8000                                   (302) 571-6600
Attn: Andrew A. Kress, Esq. (AK 8985)            Attn: Robert S. Brady, Esq. (No. 2847)
      Benjamin Mintz, Esq. (BM 6060)                   Michael R. Nestor (No. 3526)



                         Co-Counsel for the Debtors and
                              Debtors in Possession

                                 August 29, 2001

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE DEBTORS' JOINT CONSOLIDATED LIQUIDATING PLAN OF REORGANIZATION, DATED AS OF AUGUST 29, 2001 (THE "PLAN"), IS 4:00 P.M.. EASTERN TIME, OCTOBER 1, 2001 UNLESS EXTENDED BY ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE "BANKRUPTCY COURT").
--------------------------------------------------------------------------------

                  THIS DISCLOSURE STATEMENT, THE PLAN (A COPY OF WHICH IS ANNEXED HERETO AS EXHIBIT "A"), THE ACCOMPANYING BALLOT(S) (AS DEFINED HEREIN) WHERE APPLICABLE, AND THE RELATED MATERIALS DELIVERED TOGETHER HEREWITH ARE BEING FURNISHED BY UNITEL VIDEO, INC., UNITEL 53 LLC, UNITEL 57 LLC AND R SQUARED, INC. (COLLECTIVELY, THE "DEBTORS") PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE, TO RECORD HOLDERS OF IMPAIRED CLAIMS KNOWN TO THE DEBTORS, IN CONNECTION WITH THE SOLICITATION BY THE DEBTORS OF VOTES TO ACCEPT THE PLAN.

                  THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED AND ACTING IN THESE CHAPTER 11 CASES FOR AND ON BEHALF OF ALL GENERAL UNSECURED CREDITORS (THE "COMMITTEE"), ALSO SUPPORTS CONFIRMATION OF THE PLAN AND RECOMMENDS THAT HOLDERS OF CLAIMS IN IMPAIRED CLASSES ELIGIBLE TO VOTE ACCEPT THE PLAN.

                  HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER ALL MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.

                  IN ORDER FOR THE PLAN TO BE CONFIRMED BY THE BANKRUPTCY COURT,
(A) AT LEAST SIXTY-SIX AND TWO-THIRDS (66-2/3%) PERCENT IN AGGREGATE DOLLAR AMOUNT OF THE CLAIMS OF THE HOLDERS IN EACH CLASS OF IMPAIRED CLAIMS WHO CAST VOTES WITH RESPECT TO SUCH PLAN, AND (B) MORE THAN ONE-HALF (1/2) IN NUMBER OF THE HOLDERS IN EACH CLASS OF IMPAIRED CLAIMS WHO CAST VOTES WITH RESPECT TO THE PLAN, MUST CAST THEIR VOTES IN FAVOR OF THE PLAN. HOLDERS OF CLAIMS IN EACH IMPAIRED VOTING CLASS MUST VOTE IN SUCH PROPORTIONS (THE "REQUISITE VOTE") FOR THE PLAN TO BE DEEMED ACCEPTED BY SUCH CLASS.

                  IN ACCORDANCE WITH SECTION 1126(f) OF THE BANKRUPTCY CODE, HOLDERS OF ALLOWED CLAIMS IN CLASSES 1, 2, AND 3 ARE UNIMPAIRED UNDER THE PLAN AND HAVE BEEN DEEMED TO HAVE ACCEPTED THE PLAN. IN ACCORDANCE WITH SECTION 1126(g) OF THE BANKRUPTCY CODE, HOLDERS OF INTERESTS IN CLASSES 6 AND 7 HAVE BEEN DEEMED TO REJECT THE PLAN SINCE

THE PLAN PROVIDES THAT SUCH HOLDERS SHALL NOT RETAIN OR RECEIVE ANY PROPERTY OR DISTRIBUTION UNDER THE PLAN ON ACCOUNT OF THEIR CLAIMS OR INTERESTS. AS A CONSEQUENCE THEREOF, THE DEBTORS ARE NOT SOLICITING THE VOTES OF HOLDERS OF CLAIMS IN CLASSES 1, 2, AND 3 AND HOLDERS OF INTERESTS IN CLASSES 6 AND 7 UNDER THE PLAN.

                  IF THE REQUISITE VOTE IS ACHIEVED FOR EACH CLASS OF IMPAIRED CLAIMS (OR IF THE REJECTION OF THE PLAN BY ANY IMPAIRED CLASS IS OVERRIDDEN IN ACCORDANCE WITH SECTION 1129(b) OF THE BANKRUPTCY CODE, IF APPLICABLE), THE PLAN IS SUBSEQUENTLY CONFIRMED BY THE COURT, AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST AND HOLDERS OF INTERESTS IN THE DEBTORS (INCLUDING, WITHOUT LIMITATION, (A) THOSE HOLDERS OF CLAIMS WHO SUBMIT BALLOTS TO REJECT THE PLAN, (B) THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, AND (C) THOSE HOLDERS OF CLAIMS OR INTERESTS WHO ARE DEEMED TO HAVE REJECTED THE PLAN BY OPERATION OF LAW) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS AND DISTRIBUTIONS CONTEMPLATED THEREBY.

                  BY ORDER DATED AUGUST 30, 2001, THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION TO PERMIT THE HOLDERS OF IMPAIRED CLAIMS AGAINST THE DEBTORS TO MAKE A REASONABLY INFORMED DECISION IN EXERCISING THEIR RIGHT TO VOTE UPON THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION ON THE MERITS OF THE PLAN.

                  THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES FOR ACCEPTANCE OF THE PLAN. NO REPRESENTATIONS ARE AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR FORMER BUSINESS OPERATIONS, THE VALUE OF THEIR REMAINING ASSETS OR BENEFITS OFFERED PURSUANT TO THE PLAN, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT OR ANY OTHER DISCLOSURE STATEMENT OR OTHER DOCUMENT APPROVED FOR DISTRIBUTION BY THE BANKRUPTCY COURT.

                  THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT EXCEPT AS EXPRESSLY INDICATED IN THIS DISCLOSURE STATEMENT. EXCEPT AS OTHERWISE STATED HEREIN, THIS DISCLOSURE STATEMENT WAS COMPILED FROM INFORMATION GENERALLY AVAILABLE TO THE DEBTORS, AND IS BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTORS' KNOWLEDGE, INFORMATION, AND BELIEF.

                  THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN, A COPY OF WHICH IS ANNEXED HERETO AS EXHIBIT "A" HEREOF, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT BEFORE DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN. ALL HOLDERS OF INTERESTS ARE ALSO ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THIS DISCLOSURE STATEMENT TO OBTAIN INFORMATION CONCERNING THE PLAN'S IMPACT UPON AND PROPOSED TREATMENT OF SUCH INTERESTS.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SEEKING OR REQUIRING SUCH ADVICE SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF ACCEPTANCES OF THE PLAN, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
I.     INTRODUCTION...............................................................................    1
       A.     General.............................................................................    1
       B.     Confirmation Hearing................................................................    2
       C.     Approval of the Plan................................................................    2
       D.     Voting Procedures...................................................................    5
       E.     Summary of Distributions Under the Plan.............................................    8


II.    BACKGROUND INFORMATION.....................................................................   12
       A.     The Debtors.........................................................................   12
       B.     Background of the Debtors and Their Financial Difficulties .........................   13
              1.     Description of the Debtors' Business.........................................   13
              2.     Events Leading to Chapter 11 Filings.........................................   14
              3.     Debtors' Pre-Filing Date Debt and Equity Structure and Financing Arrangements   17
       C.     Debtors' Chapter 11 Operating Experience............................................   19
              1.     Representation of Debtors and Creditors......................................   20
              2.     Establishment of DIP Facility................................................   21
              3.     Disposition of Mobile Division Business and Assets...........................   23
              4.     Disposition of Studio Division Business and Assets...........................   25
              5.     Disposition of Other Assets..................................................   30
                     (a)    Auction of Post-Production Division Assets............................   30
                     (b)    Marketing and Sale of Editel LA Building and Real Estate..............   31
                     (c)    Disposition of Miscellaneous Other Assets.............................   32
                     (d)    Disposition of Miscellaneous Executory Contracts......................   32
              6.     Enforcement of the Automatic Stay............................................   33
              7.     Setting of the Claims Filing Bar Date and Notice Thereof.....................   33
                     (a)    Pre-Petition Claims Bar Date..........................................   33
                     (b)    Administrative Claims Bar Date........................................   34


III.   DEBTORS' FIRST AMENDED JOINT CONSOLIDATED LIQUIDATING PLAN OF REORGANIZATION...............   34

       A.     General.............................................................................   35
       B.     Classification and Treatment of Claims and Interests................................   36
              1.     General......................................................................   36
              2.     Class 1: Administrative Claims...............................................   37
              3.     Class 2: Priority Claims.....................................................   38
              4.     Class 3: Priority Tax Claims.................................................   39
              5.     Class 4: Miscellaneous Secured Claims........................................   40
              6.     Class 5: General Unsecured Claims ...........................................   41
              7.     Class 6: Common Stock........................................................   41
              8.     Class 7: Subsidiary Interests................................................   42
       C.     Substantive Consolidation...........................................................   42
              1.     Generally....................................................................   42
              2.     The Plan Contemplates the Substantive Consolidation of the Debtors' Estates..   43
       D.     Other Provisions of the Plan........................................................   45
              1.     Releases.....................................................................   45
              2.     Indemnification..............................................................   46
              3.     Injunction...................................................................   46
              4.     Rejection of Executory Contracts and Unexpired Leases........................   48
              5.     Objections and Amendments to Claims..........................................   49
              6.     Means for Implementation and Execution of the Plan...........................   49
                     (a)    Corporate Governance..................................................   49
                     (b)    Operating Reserve.....................................................   50
                     (c)    Distribution of Available Cash........................................   51
                     (d)    Preservation of Debtors' Causes of Action.............................   51
                     (e)    Professional Fees and Expenses........................................   52
                     (f)    Dissolution of Debtors................................................   53
              7.     Distributions to Holders of Allowed Claims...................................   53
              8.     Resolution of and Reserves for Disputed Claims...............................   54
              9.     Retention of Jurisdiction....................................................   56
              10.    Conditions Precedent to Confirmation and Effectiveness of the Plan...........   58
              11.    Vesting of Property..........................................................   58
              12.    Setoff Rights................................................................   58
              13.    Withdrawal or Revocation.....................................................   59
              14.    Amendments...................................................................   59
              15.    No Interest..................................................................   59


IV.    PROCEDURES RELATING TO CONFIRMATION OF THE PLAN............................................   60
       A.     Feasibility.........................................................................   61
       B.     Best Interests of Creditors and Interest Holders....................................   61
       C.     Alternatives to Confirmation of the Plan............................................   63
       D.     Acceptance..........................................................................   63
       E.     Non-Acceptance of the Plan and Cram Down............................................   64

V.     CERTAIN RISK FACTORS.......................................................................   65
       A.     Overall Risks to the Recoveries by Holders of Claims................................   65


VI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................   66
       A.     Federal Income Tax Consequences to Holders of Claims................................   67
       B.     Importance of Obtaining Professional Assistance.....................................   67


VII.   VOTING PROCEDURES AND CONFIRMATION.........................................................   68
       A.     Solicitation of Votes...............................................................   68
       B.     Confirmation Hearing................................................................   69


VIII.  CONCLUSION - SOLICITATION OF ACCEPTANCES...................................................   70



                                INDEX OF EXHIBITS

Exhibit A.......................     The Plan

1.    INTRODUCTION

      1.    GENERAL

      On September 2, 1999 (the "Filing Date"), Unitel Video, Inc. ("Unitel"), Unitel 53 LLC, Unitel 57 LLC, and R Squared, Inc. ("R Squared"), debtors and debtors in possession herein (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") with the Clerk of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Pursuant to an order of the Bankruptcy Court, the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, has been presiding over the Debtors' chapter 11 cases (the "Cases").

      The Debtors submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Debtors' First Amended Joint Consolidated Liquidating Plan of Reorganization, dated as of July 11, 2001 (the "Plan")(1), a copy of which is annexed hereto as Exhibit "A" hereof. By Order dated August 30, 2001 (the "Disclosure Statement Approval Order"), the Bankruptcy Court approved the Disclosure Statement as containing "adequate information" in accordance with section 1125(b) of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of Holders of Claims of the voting Class to make an informed judgment as to whether to accept or reject the Plan. THIS DISCLOSURE STATEMENT AND THE MATERIALS ACCOMPANYING SAME IS THE ONLY DOCUMENT AUTHORIZED AND APPROVED BY THE


----------
(1) Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. All references herein to "his" or "her" shall be deemed to refer to either gender.

BANKRUPTCY COURT THAT MAY BE USED IN CONNECTION WITH THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

      2.    CONFIRMATION HEARING

            The Bankruptcy Court will hold a hearing (the "Confirmation Hearing") before the Honorable Peter J. Walsh on October 10, 2001 at 2:00 p.m. at the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 6th Floor, 824 Market Street, Wilmington, Delaware 19801, to consider whether the Plan should be confirmed. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in Court on the scheduled date of the Confirmation Hearing or at any adjourned date. At the Confirmation Hearing, the Bankruptcy Court will determine (i) whether the Requisite Vote has been obtained for the voting Class, (ii) the merits of any objections to the Plan and to confirmation of the Plan, (iii) whether the Plan meets the confirmation requirements of the Bankruptcy Code, and
(iv) whether to confirm the Plan.

      3.    APPROVAL OF THE PLAN

            Pursuant to section 1124 of the Bankruptcy Code, a Class of Claims or Interests is deemed "impaired" if the legal, equitable, or contractual rights of Holders of such Claims or Interests are altered by the Plan. Holders of Claims or Interests in an "impaired" Class are entitled to vote on the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, Holders of Claims or Interests that are not "impaired" are deemed to have accepted the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Claims or Interests that do not retain or receive any property under the Plan are deemed to have rejected the Plan.

            Holders of Claims in Classes 1, 2, and 3 are not impaired and, therefore, are not required to vote on the Plan. In accordance with section 1126(f) of the Bankruptcy Code, such

Classes are deemed by operation of law to have accepted the Plan. Holders of Claims in Classes 4 and 5 (collectively, the "Voting Class") are entitled to vote on the Plan because their respective Claims are "impaired" thereby. Holders of Interests in Classes 6 and 7 are neither receiving nor retaining any property under the Plan on account of such Interests, and, therefore, have been deemed, as a matter of law, to have rejected the Plan. For a description of all the Classes of Claims and Interests, and their treatment under the Plan, see Section III(B) of this Disclosure Statement.

            YOUR VOTE ON THE PLAN IS IMPORTANT. THE BANKRUPTCY CODE REQUIRES AS A CONDITION TO CONFIRMATION OF A PLAN OF REORGANIZATION, WITH CERTAIN EXCEPTIONS, THAT EACH CLASS THAT IS IMPAIRED UNDER SUCH PLAN (AND NOT DEEMED TO HAVE REJECTED THE PLAN) VOTE TO ACCEPT SUCH PLAN. THUS, EXCEPT AS DESCRIBED BELOW, THE PLAN MAY BE CONFIRMED ONLY IF ACCEPTED BY THE VOTING CLASSES.

            PURSUANT TO THE BANKRUPTCY CODE, IN ORDER FOR THE PLAN TO BE "ACCEPTED" BY A CLASS OF CLAIMS, OF THOSE HOLDERS OF ALLOWED CLAIMS IN A PARTICULAR CLASS WHO ACTUALLY CAST BALLOTS, THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST SIXTY-SIX AND TWO-THIRDS (66 2/3%) PERCENT IN DOLLAR AMOUNT AND MORE THAN FIFTY (50%) PERCENT IN NUMBER OF THE ALLOWED CLAIMS VOTING IN SUCH CLASS IS REQUIRED. UNLESS OTHERWISE PROVIDED FOR IN SECTION 1126(g) OR 1129(b) OF THE BANKRUPTCY CODE, HOLDERS OF ALLOWED CLAIMS IN EACH IMPAIRED CLASS MUST VOTE TO ACCEPT THE PLAN IN ORDER FOR THE PLAN TO BE CONFIRMED. ANY IMPAIRED CLASS NOT DEEMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE AND THAT FAILS TO ACCEPT THE PLAN WILL BE DEEMED TO HAVE REJECTED THE PLAN.

            In the event that each impaired Class does not vote to accept the Plan, the Debtors have the right, assuming that at least one (1) Class of impaired Claims has accepted the Plan, to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits confirmation of the Plan notwithstanding rejection by one or more Classes of impaired Claims and/or Classes of impaired Interests if the Bankruptcy Court finds that (a) at least one (1) Class of impaired Claims has voted to accept the Plan, (b) the Plan otherwise meets the requirements for confirmation set forth in section 1129(a) of the Bankruptcy Code, and (c) the treatment afforded the various Classes of Claims and Interests under the Plan does not discriminate unfairly and is "fair and equitable" with respect to the rejecting Class or Classes. This statutory procedure for overriding the affirmative rejection or deemed rejection of a plan by a class of impaired claims or interests is commonly referred to as "cram down". For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain Classes, see Section IV(E) of this Disclosure Statement.

            The terms and provisions of the Plan are predicated on Holders of Claims in Classes 4 and 5 voting to accept the Plan. However, if Holders of Claims in either of Classes 4 and 5 vote to reject the Plan, the Debtors nevertheless intend to request a "cram down" of such rejecting Class under the terms more particularly described in Section IV(E) of this Disclosure Statement.

            Additionally, the Debtors intend to request a "cram down" of Classes 6 and 7, which have been deemed to have rejected the Plan (because Holders of Interests in such Classes will not receive or retain any property under the
Plan), under the terms more particularly described in Section IV(E) of this Disclosure Statement.

            THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH

CREDITOR ENTITLED TO VOTE THEREON OR BY EACH CREDITOR OR PARTY IN INTEREST ENTITLED TO AN OPPORTUNITY TO BE HEARD WITH RESPECT THERETO, BUT ONLY TO FACILITATE AND SUPPLEMENT SUCH A REVIEW. THE DESCRIPTION HEREIN OF THE PLAN IS A BRIEF SUMMARY ONLY AND CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN SET FORTH HEREIN AND THE PLAN ITSELF (WHICH IS ANNEXED HERETO AS EXHIBIT "A" TO THIS DISCLOSURE STATEMENT) FOR A FULL RECITATION AND UNDERSTANDING OF THE PLAN'S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED AND SPECIFIC PROVISIONS CONTAINED IN THE PLAN. THE TERMS OF THE PLAN ARE CONTROLLING IF ANY INCONSISTENCY EXISTS BETWEEN IT AND THIS DISCLOSURE STATEMENT.

      4.    VOTING PROCEDURES

            The Ballots enclosed herewith have been specifically designed for the purpose of soliciting votes on the Plan from Classes 4 and 5. Accordingly, in voting to accept or reject the Plan, please use only the Ballot(s) sent to you with this Disclosure Statement. Please complete and sign your original Ballot(s) (copies will not be accepted) and return it in the enclosed, pre-addressed, postage prepaid envelope. In accordance with the Disclosure Statement Approval Order, only Holders of Allowed Claims in Classes 4 and 5 (or Claims in such Classes which are deemed Allowed) are entitled to vote on the Plan. A Claim to which an objection has been filed is not an Allowed Claim, unless and until the Bankruptcy Court rules on the objection. The Bankruptcy Code also provides that the Bankruptcy Court may temporarily allow a Disputed

Claim for purposes of voting on the Plan. For purposes of soliciting acceptances of the Plan, the Debtors do not intend to seek the votes of those Creditors whose Claims are Disputed Claims, unless the Bankruptcy Court has provisionally allowed such Disputed Claim solely for voting purposes in accordance with the procedures set out in the Disclosure Statement Approval Order.

            Except as provided below, unless the Ballot(s) being furnished is timely submitted on or prior to the voting deadline together with any other documents required by such Ballot(s), such Ballot(s) shall be deemed invalid and, therefore, not be utilized in connection with seeking confirmation of the Plan, unless the Bankruptcy Court determines otherwise.

            In the event of a dispute with respect to the allowance of a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

            If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person(s) must indicate such capacity when signing a Ballot and, unless otherwise determined by the Bankruptcy Court, must submit proper evidence satisfactory to the Debtors of his/her authority to so act.

            IF A BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS CONCERNING THESE VOTING PROCEDURES, YOU MAY CONTACT THE DEBTORS IN WRITING, c/o KAYE SCHOLER LLP, ATTN: MS. LAURIE SCHWALL, 425 PARK AVENUE, NEW YORK, NEW YORK 10022.

            If a Creditor has an Allowed Claim in more than one (1) Class in any of the Debtors' Cases, such Creditor may receive multiple Ballots. IF YOU RECEIVE MORE

THAN ONE (1) BALLOT, YOU SHOULD ASSUME THAT EACH BALLOT IS FOR A SEPARATE CLAIM AND SHOULD FULLY COMPLETE AND RETURN EACH OF THE BALLOTS YOU RECEIVE.

            IN ORDER FOR YOUR BALLOT TO BE COUNTED, IT MUST BE COMPLETED AS SET FORTH ABOVE, MAILED, AND RECEIVED(2) AT THE FOLLOWING ADDRESS, NO LATER THAN OCTOBER 1, 2001 (THE "BALLOT DATE") BY 5:00 P.M. EASTERN TIME:

                               Unitel Video, Inc.
                                Ballot Processing
                          c/o Bankruptcy Services, LLC
                               70 East 55th Street

                            New York, New York 10022

            ANY BALLOTS RECEIVED AFTER THE BALLOT DATE WILL NOT BE COUNTED BY THE DEBTORS IN DETERMINING WHETHER A PARTICULAR CLASS HAS VOTED TO ACCEPT OR REJECT THE PLAN, UNLESS THE BANKRUPTCY COURT ORDERS OTHERWISE.

            Any received Ballots which do not indicate either an acceptance or rejection of the Plan, or which indicate both an acceptance and rejection of the Plan, will constitute an invalid Ballot, and will not be considered in connection with confirmation of the Plan, unless the Bankruptcy Court orders otherwise.

            All questions as to the validity, form, eligibility (including time of receipt), acceptance, revocation or withdrawal of Ballots will be determined by the Bankruptcy Court,



----------
(2) The Ballot must actually be received at the address stated herein by October 1, 2001. Mailing does not constitute receipt of the Ballot.

whose determination will be final and binding. The Debtors reserve the absolute right to contest the validity of any revocation or withdrawal of a Ballot. The Debtors also reserve the right to request that the Bankruptcy Court reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot.

            Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Bankruptcy Court determines. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, receipt of such Ballot(s) will not be deemed to have occurred until such irregularities have been cured or waived.

      5.    SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

            The following table sets forth the classification and treatment of Claims and Interests under the Plan, and distributions, if any, to be made to Holders of such Claims and Interests under the Plan. Detailed information concerning each Class of Claims and Interests is set forth in Section III(B) of this Disclosure Statement.

            The information set forth in the following table is for convenience of reference only, and each Holder of a Claim or Interest should refer to the Plan in its entirety for a full understanding of the classification and treatment of Claims and Interests provided for under the Plan. The estimates provided by the following table may differ from actual distributions by reason of, among other things, variations in the timing and level of distributable net cash proceeds generated by the liquidation of the Debtors' estates and other sources following confirmation of the Plan, the ultimate aggregate amount of Allowed Claims, the amount of time which will be required to hear and determine objections to Disputed Claims, and costs of administering and winding up the Debtors' Cases.

            The Debtors believe that with respect to each Class of Claims and Interests, the distributions under the Plan are not less than the amounts which would be received by Holders of Allowed Claims and Interests if the Debtors were to liquidate all of their Assets in accordance with the provisions of chapter 7 of the Bankruptcy Code. See Section IV(B) of this Disclosure Statement.

            THE DEBTORS AND THE OFFICIAL OF UNSECURED CREDITORS (THE "COMMITTEE") BELIEVE THAT THE PLAN, AS NEGOTIATED AND PROPOSED, PROVIDES THE GREATEST AND EARLIEST POSSIBLE DISTRIBUTIONS TO CREDITORS. THE DEBTORS AND THE COMMITTEE THEREFORE BELIEVE THAT ACCEPTANCE AND CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF EACH CLASS OF CREDITORS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

            TABLE OF CLASSIFICATIONS OF CLAIMS AGAINST AND INTERESTS
                  IN THE DEBTORS AND ANTICIPATED DISTRIBUTIONS
             IN RESPECT OF CLASSES OF ALLOWED CLAIMS AND INTERESTS(3)

                                  ESTIMATE OF
                                    ALLOWED
     CLAIMS OR INTERESTS             CLAIMS                    ESTIMATE OF RECOVERIES (%)
------------------------------   --------------   ---------------------------------------------------

Class 1                                           100% of Allowed Claim, payable in Cash on or about
(Administrative Claims).......   $ 1,100,000(4)   the Effective Date or on the third Business Day
                                                  following the date such Claim becomes an Allowed
                                                  Claim.

Class 2                                           100% of Allowed Claim, payable in Cash on or about
(Priority Claims).............   $   200,000      the Effective Date or on the third Business Day
                                                  following the date such Claim becomes an Allowed
                                                  Claim.

Class 3                                           100% of Allowed Claim, payable in Cash on or about
(Priority Tax Claims).........   $   800,000      the Effective Date or on the third Business Day
                                                  following the date such Claim becomes an Allowed
                                                  Claim.


----------
(3)     All amounts are rounded to the nearest thousand dollars.

(4) This estimate excludes, among others, the claim asserted by GE Capital in the approximate amount of $1.15 million on account of certain purported leased equipment which was destroyed in a vehicle accident subsequent to the Filing Date. By order dated May 3, 2000, GE Capital was granted relief from the automatic stay to seek recovery on account of the destroyed equipment from the Debtors' insurance carrier. Upon information and belief, GE Capital and the insurance carrier have been in discussions regarding a payment by the carrier on account of the destroyed equipment value. Upon information and belief, the insurance carrier has acknowledged its obligation to pay on account of the destroyed equipment, but has not agreed with GE Capital as to the proper valuation of the destroyed equipment. GE Capital has contended that the Debtors should be required to reserve the face amount of GE Capital's administrative claim pending the settlement of the claim against the insurance carrier. GE Capital has further contended that in the event that a settlement with the insurance carrier is less than the face amount of GE Capital's administrative claim, then the Debtors should be required to reserve the difference. The Debtors believe that GE Capital's positions are wrong and will not be supported by the Bankruptcy Court.

                                  ESTIMATE OF
                                    ALLOWED
     CLAIMS OR INTERESTS             CLAIMS                    ESTIMATE OF RECOVERIES (%)
------------------------------   --------------   ---------------------------------------------------
Class 4                                           100% of Allowed Secured Claim -- Holders of Class 4
(Miscellaneous Secured Claims)   $   250,000      Allowed Secured Claims shall receive or shall have
                                                  received (i) Cash in an amount equal to such
                                                  Allowed Secured Claim or (ii) the property securing
                                                  such Allowed Secured Claim.

Class 5                                           25% of Allowed Claim payable in Cash on or about
 (General Unsecured Claims)...   $17,000,000      the Effective Date, an Interim Distribution Date
                                                  and the Final Distribution Date, or on the third
                                                  Business Day following the date such Claim becomes
                                                  an Allowed Claim.(5)

Class 6
 (Common Stock)...............   N/A              No Distribution.

Class 7
 (Subsidiary Interests).......   N/A              No Distribution.


            THE FOREGOING TABLE IS ONLY A SUMMARY OF DISTRIBUTIONS TO BE MADE UNDER THE PLAN. PLEASE READ THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETIES, INCLUDING THE ANNEXED EXHIBITS BEFORE YOU VOTE ON THE PLAN.




----------
(5) For purposes of calculating the estimated percentage recovery to unsecured creditors, the Debtors have excluded the Heller Disgorgement Amount. See Section III.D.6(d) of this Disclosure Statement for a discussion.

2. BACKGROUND INFORMATION

         1. THE DEBTORS

                  Unitel is a public company whose common stock was traded on the American Stock Exchange. R Squared, a wholly-owned subsidiary of Unitel, is a California corporation which has guaranteed certain of Unitel's outstanding indebtedness. Unitel 53 LLC and Unitel 57 LLC are wholly-owned subsidiaries of Unitel that owned real property, located in New York City, where Unitel operated studio facilities. Unitel also owns all of the issued and outstanding capital stock of Unitel Video Canada Inc. ("Unitel Canada"), a non-debtor Canadian subsidiary, which also guaranteed certain indebtedness of Unitel.

                  During the fiscal year ended August 31, 1998, the Debtors generated sales of approximately $51.7 million. As of May 31, 1999, the Debtors had assets of approximately $56.7 million (at book value) and liabilities of approximately $52.4 million.

                  As of August 25, 1999, the Debtors had approximately one hundred thirty-two (132) employees, approximately twelve (12) of whom were working at Unitel's headquarters in New York City and approximately one hundred twenty (120) of whom were working at operational facilities in New York City, Pittsburgh and Burbank. Immediately before the Filing Date, Unitel laid off approximately forty-three (43) employees in its Post-Production Division. (as hereinafter defined) Accordingly, as of the Filing Date, the Debtors had approximately eighty-nine (89) employees (the "Employees"). The Debtors currently have no active full-time employees.

         2. BACKGROUND OF THE DEBTORS AND THEIR FINANCIAL DIFFICULTIES

         1. Description of the Debtors' Business

                  As of the Filing Date, Unitel was a leading provider of studio and mobile production facilities to virtually every major entertainment company in the United States, and, immediately prior to the Filing Date, the Debtors also provided post-production services to television producers and corporations.

                  Unitel's studio division (the "Studio Division") consisted of four (4) production studios in New York City that were used by leading network, cable and syndicated television producers. The services provided by Unitel to customers of the Studio Division included recording, editing and duplication of television programs, commercials and corporate communications. These services were provided primarily in the following areas: studio videotape recording, mobile videotape recording and live telecasting, editing and videotape duplication. Among the programs produced at Unitel's studio facilities were "Inside Edition," "The Montel Williams Show," and "Crossing Over with John Edwards."

                  Unitel's mobile division (the "Mobile Division"), with eleven
(11) mobile units based in Pittsburgh, Pennsylvania and Burbank, California, formerly provided on-location services for the taping and live telecasting of sports, musical, entertainment and cultural events throughout North America. Some of the events handled by Unitel's mobile production units included "Live from the Met," "The Miss America Pageant," "The Grammy Awards," "The Emmy Awards," "The Academy Awards," major golf and tennis tournaments and the international broadcast of the "Super Bowl."

                  As discussed in greater detail below, see Sections II.C.3 and II.C.4, the Debtors have sold substantially all of their Mobile Division and Studio Division businesses and assets and, as such, no longer have any continuing business or operations.

                  Immediately prior to the Filing Date, Unitel's Board of Directors authorized, and steps were taken to commence, the closing of Unitel's post-production facility known as Unitel Post 38 and located at 38th Street in New York City (the "Post-Production Division"). Through the Post-Production Division, Unitel provided post-production services to producers of television programs and corporations, including film to videotape transfer editing, computer generated visual effects and videotape duplication. Unitel had provided production services to producers of television programs and corporations, offering editing and videotape duplication. The Debtors' other post-production divisions (Editel New York, Editel Chicago, Editel Los Angeles, and Unitel Post
57) had been closed and substantially liquidated in prior years.

                  2. Events Leading to Chapter 11 Filings

                  Over the last several years prior to the Filing Date, the Debtors had been faced with a liquidity problem which had grown increasingly severe due to the continued sustaining of losses during the current and past several years. The Debtors had taken a variety of steps over the years in an attempt to address its liquidity difficulties.

                  Thus, Unitel determined to focus its resources toward providing services to the entertainment and corporate communications areas, which represented Unitel's strength, and sought to divest itself of most of its post-production businesses. As part of this strategy, Unitel decided to sell its Editel New York, Editel Chicago and Editel Los Angeles divisions, which specialized in the highly competitive commercial advertising portion of the video services industry. During the first quarter of fiscal 1996, Unitel began marketing these divisions to potential buyers.

                  In 1996, Unitel announced the closure of its Editel Chicago division and the Editel New York division. Assets from these two divisions were either distributed throughout Unitel or sold. In May 1996, after reevaluating the potential of the Editel Los Angeles division, Unitel decided to retain and expand this division and, accordingly, discontinued seeking a buyer therefor. In June 1997, Unitel merged its Unitel Hollywood and Editel Los Angeles divisions, moving a significant portion of the Unitel Hollywood assets into Unitel's owned Editel Los Angeles building. Additional equipment was moved to Unitel's New York based post-production facilities. The balance of the equipment was sold, with approximately $1,700,000 in proceeds used to repay long term debt.

                  Throughout fiscal year 1998, Unitel continued to evaluate its investment in its two New York based post-production facilities, Unitel Post 57 and Unitel Post 38. In the third quarter of fiscal 1998, Unitel closed its Unitel Post 57 facility and relocated a significant portion of the Unitel Post 57 client base, equipment and key personnel to Unitel Post 38 (i.e., the Post-Production Division). Additionally, the space formerly used by the Unitel Post 57 facility was repurposed into studio support space to accommodate a new multi-year contract with King World Productions, Inc. ("King World") for the production of the "Inside Edition" television program. Unitel had previously provided facilities for King World in another location, the lease for which expired in June 1998.

                  Further, in August 1998, Unitel refinanced its owned New York City real estate generating funds of approximately $4,600,000 (after repayment of the existing first mortgages on such properties, closing costs and escrows) and used a portion of the proceeds to repay an existing term loan, with the balance used for working capital purposes.

                  In May 1999, Unitel closed its Editel Los Angeles division. This division incurred losses of approximately $2,400,000 during the first nine months of fiscal 1999 that were partially due to a loss of revenues related to the announcement of the closing of this division. At that time, Unitel sold, or was in the process of selling, substantially all of the equipment from this division. Subsequent to the Filing Date, as discussed below, see Section II.C.5(b), Unitel sold its owned real estate previously occupied by the Editel Los Angeles facility (the "Los Angeles Real Estate").

                  During the 1999 calendar year, as a result of its continued liquidity problems, Unitel had at times not been in compliance with certain covenants contained in the Prepetition Credit Agreement (as defined hereinafter). Notwithstanding Unitel's noncompliance, Heller Financial, Inc. ("Heller"), the Debtors' pre-petition (and post-petition) working capital lender, continued to provide financing to Unitel on a discretionary basis.

                  In May 1999, the Debtors reached an agreement in principle to sell the Mobile Division to National Mobile Television ("NMT") and began negotiating with NMT regarding the terms of a definitive purchase and sale agreement. The contemplated sale would have enabled the Debtors to alleviate its liquidity crisis by allowing the Debtors to repay a majority of the Debtors' outstanding debt and would have realized the Debtors sufficient consideration to meet the Debtors' working capital needs going forward. However, on or about August 16, 1999, the Debtors announced the termination of negotiations with NMT regarding a sale of the Mobile division.

                  Thereafter, Heller indicated that it would no longer continue to provide financing to the Debtors outside of a chapter 11 proceeding under the Bankruptcy Code and the protections available thereunder. Lacking financing to operate their businesses and unable to effectuate a prompt sale of assets to raise capital, the Debtors determined that filing for relief under chapter 11 of the Bankruptcy Code was in the best interests of their creditors and their estates. Prior to the final decision to seek chapter 11 relief, the Debtors decided to close, and commenced the shut-down of, their unprofitable Post-Production Division in an effort to minimize their working capital expenses. On the Filing Date, each of the Debtors filed for relief under chapter 11 of the Bankruptcy Code.

          3. Debtors' Pre-Filing Date Debt and Equity Structure and Financing Arrangements

                  Prior to the Filing Date, Unitel, as borrower, and R Squared, as guarantor, had entered into an Amended and Restated Loan and Security Agreement dated as of December 12, 1995 (as amended and in effect on the date hereof, the "Pre-Petition Credit Agreement"), with Heller, as agent and lender.

                  The Pre-Petition Credit Agreement originally included an $11 million revolving credit facility and two $7.5 million term loans (Term Loans "A" and "B"). Credit availability under the revolving credit facility was determined by reference to a specified percentage of eligible receivables, less certain reserves, all as set forth in a borrowing base certificate delivered by Unitel to Heller on a periodic basis. In May 1997, Term Loan A was revised by the inclusion of $2,500,000 of the original Term Loan B into the Term Loan A and the advance of $518,000 of new funds, resulting in a revised Term Loan A balance of $9,000,000. In November 1997, Term Loan B was repaid, in part from the proceeds of a new Term Loan D in the amount of

$2,500,000. The sum of $3,742,000 of the original Term Loan B was repaid from sales of equipment from Unitel's Editel Chicago, Editel New York and Unitel Hollywood divisions. Also, as discussed above, Unitel refinanced its New York owned real estate in August 1998 and used a portion of the proceeds of the refinancing to repay Term Loan D.

                  Unitel's obligations under the Pre-Petition Credit Agreement and related documents are secured by first-priority liens on and security interests in all of Unitel's right, title and interest in, among other things, accounts, inventory, equipment, cash, general intangibles, intellectual property, deposit accounts, and all books and records (collectively, the "Pre-Petition Collateral"), subject only to certain permitted encumbrances (as defined in the Pre-Petition Credit Agreement, the "Permitted Encumbrances"). In addition, obligations under the Pre-Petition Credit Agreement are jointly and severally guaranteed by R Squared and Unitel Canada.

                  In July 1997, the Existing Loan Agreement was amended by the issuance of a $5,080,000 letter of credit to support payment of principal and interest on $5,000,000 in principal amount of Allegheny County (Pennsylvania) Industrial Development Authority Variable Rate Demand Revenue Bonds (the "Bonds"). The proceeds from the sale of the Bonds were loaned to Unitel and were used by Unitel to build a new digital mobile teleproduction unit. In December 1997, a second series of Bonds were issued in an amount of $3,500,000 and the letter of credit facility was expanded to support the payment of the second series of Bonds as well. The proceeds of the second series of Bonds were used to finance a second digital mobile unit.

                  In August 1998, Unitel refinanced its owned New York City real estate facilities located at 433 West 53rd Street (the "53rd Street Property") and 515 West 57th Street (the "57th Street Property"), thereby generating funds of approximately $4.6 million (after payment of the existing first mortgages on such properties, closing costs and escrows). In connection with such refinancing, Unitel transferred its fee interest in the 53rd Street Property and the 57th Street Property to Unitel 53 and Unitel 57, respectively, and obtained on behalf of Unitel 53 and Unitel 57, respectively, new mortgages on the properties from Bear, Stearns Funding, Inc. ("Bear Stearns") in the amount of $3,200,000 and $7,550,000, respectively. The aggregate principal amount outstanding under the mortgages for the 53rd Street Property and the 57th Street Property, together with all accrued, but unpaid, interest, fees and expenses, including attorneys' fees, in respect thereof, as of the Filing Date, was approximately $3,147,000 and 7,425,000, respectively.

                  As of the Filing Date, the Debtors estimated that the aggregate principal amount (exclusive of letter of credit liability) outstanding under the Pre-Petition Credit Agreement was approximately $7,339,000 of which
(a) approximately $5,476,175 was in respect of Term Loan A and (b) approximately $1,862,825 was in respect of the revolving credit facility, together with all accrued, but unpaid, interest, fees and expenses, including attorneys' fees, in respect thereof. In addition, as of the Filing Date a letter of credit having an aggregate face amount equal to $8,631,932 was outstanding under the Pre-Petition Credit Agreement. All of the foregoing indebtedness is collectively referred to herein as the "Heller Pre-Petition Indebtedness."

                  As of the Filing Date, the Debtors estimated that they had approximately $18.5 million of additional liabilities in the form of capital lease payments, lease obligations and general trade debt.

                  Unitel's common stock, par value $.01 per share, formerly traded on the American Stock Exchange. As of July 15, 1999, there were 2,714,866 outstanding shares of Unitel common stock.

                  3. Debtors' Chapter 11 Operating Experience

                  Subsequent to the Filing Date, the Debtors' management adopted a business strategy that it believed would best enable the Debtors to maximize the value of their assets for the benefit of all of their creditors. Specifically, the Debtors, while contemporaneously considering and pursuing a number of different reorganization alternatives and options, pursued an aggressive marketing effort of their businesses and assets, primarily through the efforts of their Court-approved professional advisors.

                  1. Representation of Debtors and Creditors

                  The Debtors have been represented in the Cases by the law firms of Kaye Scholer LLP (f/k/a Kaye, Scholer, Fierman, Hays & Handler, LLP), located at 425 Park Avenue, New York, New York 10022, and Young Conaway Stargatt & Taylor, LLP, located at Rodney Square North, 11th Floor, P.O. Box 391, Wilmington, Delaware 19899. Getzler & Co., Inc. ("Getzler"), located at 295 Madison Avenue, New York, New York 10017, has served as the Debtors' financial advisor and management consultants, and, in that capacity, has overseen and supervised the Debtors' financial and business affairs. Houlihan Lokey Howard & Zukin Capital ("HLHZ"), located at 1930 Century Park West, Los Angeles, California 90067, has served as the Debtors' investment banker, and, in that capacity, supervised the marketing and sale of the Mobile Division and the Studio Division businesses and assets.

                  The Bankruptcy Code requires the appointment of a committee of creditors holding unsecured claims to represent the interest of all such creditors. On September 17, 1999, a single official committee of unsecured creditors -- the Committee -- was designated to represent the interests of all unsecured creditors in the Cases. The Committee has been represented in the Cases by the law firms of Rosenman & Colin, LLP, located at 575 Madison Avenue, New York, New York 10022, and Connolly Bove Lodge & Hutz LLP, located at 1220

Market Street, P.O. Box 2207, Wilmington, Delaware 19899-2207. The members of the Committee are Quinn & Feiner LLC, Educational Broadcasting Corporation, and Sony Pictures Corporation.

                  2. Establishment of DIP Facility

                  It was essential to the continued operation of their businesses that the Debtors obtain post-petition financing to pay their day to day operating expenses and generally meet their working capital and liquidity needs.

                  Consequently, the Debtors negotiated a post-petition financing facility (the "DIP Financing") with Heller which made available to the Debtors up to $3.5 million more than the amount outstanding under the Pre-Petition Credit Agreement. Pursuant to the "Final Order Authorizing Unitel Video, Inc. to Obtain Secured Credit Granting Adequate Protection and Granting Other Relief" dated October 8, 1999, the "Final Order Extending Authorization of Unitel Video, Inc. to Obtain Secured Credit Granting Adequate Protection and Granting Other Relief" dated December 3, 1999, the "Stipulation and Order Extending DIP Facility Previously Approved by Court" dated March 3, 2000, and the "Stipulation and Order Clarifying Terms of DIP Facility and Stipulation with Bear Stearns Funding, Inc. Previously Approved by Court" dated September 14, 2000, the Bankruptcy Court, inter alia, approved the DIP Financing and granted Heller, pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code, a first lien and superpriority administrative expense claim (both subject only to certain, valid, pre-existing, senior secured priority claims and a carveout for professional fees and expenses and the fees of the United States Trustee) on all of the Debtors' assets;(6) provided that the liens granted to Heller

-------------

(6) Although Heller's superpriority claim extended to the avoidance actions, Heller was

                                                                  (continued...)

under the DIP Financing on any assets of the Debtors that were not subject to a valid and perfected lien in favor of Heller under the Pre-Petition Credit Agreement as of the Filing Date (e.g., the 53rd Street Real Property, the 57th Street Real Property, and the Los Angeles Real Property) only secure (i) an amount equal to (a) the maximum outstanding amount of the DIP Financing that is reached at any time after the Filing Date, minus (b) the amount of the Heller Pre-Petition Indebtedness that is included in the DIP Facility as of the Filing Date, i.e., the amount of the pre-petition revolving credit facility (the difference of (a) and (b), the "New Funds Amount") plus (ii) a portion of the Heller Pre-Petition Indebtedness equal to any diminution in the value of Heller's interest in the Debtors' assets below the value of Heller's interest therein on the Filing Date resulting from the Debtors' use, sale or lease thereof subsequent to the Filing Date (the "Adequate Protection Amount").

                  The DIP Financing also required the Debtors to aggressively market their Mobile Division and Studio Division businesses and assets for sale.

                   Thus, subsequent to the Filing Date, while the Debtors contemporaneously explored reorganization possibilities on a stand-alone basis or funded by a third-party investor, in accordance with the requirements of the DIP Financing, HLHZ, on behalf of the Debtors, began an aggressive marketing and solicitation effort of the Debtors' Mobile Division and Studio Division businesses and assets to several hundred financial, strategic and real estate buyers. More than a dozen entities ultimately signed confidentiality agreements and received offering materials compiled by HLHZ and the Debtors and Getzler. Thereafter, the interested parties

__________________
(6) (...continued)
    required to exhaust all of its rights and remedies against other collateral before it could look to any avoidance action recoveries.

were invited to submit bids for the Mobile Division and Studio Division businesses and assets. The Debtors received more than a dozen serious offers for their businesses and assets and, as discussed below, ultimately consummated sales of the Mobile Division and Studio Division businesses and assets.

                  3. Disposition of Mobile Division Business and Assets

                  Subsequent to the Filing Date, the Mobile Division business suffered a degree of deterioration due to the loss of certain customers. Nonetheless, and despite sustaining losses, the Debtors were able to preserve the Mobile Division for several months after the Filing Date while HLHZ aggressively marketed the business and assets for sale.

                  A few months after the Filing Date, the Debtors negotiated a purchase agreement with an entity that had submitted an offer for substantially all of the Mobile Division assets, which HLHZ determined to be the highest and best offer that had been received. After several months of active negotiations, however, the bidder indicated that it was no longer able to acquire substantially all of the Mobile Division assets, but was still interested in acquiring Unitel's "Gold" and "Silver" digital mobile production trucks, which were considered the most valuable assets of the Mobile Division.

                  In view of the deteriorating condition of the Mobile Division, and continuing losses being sustained by such business, the Debtors, with the advice of their professionals, determined that an orderly winddown and liquidation of the Mobile Division assets, on a truck-by-truck basis (or combinations thereof), was the most effective means of maximizing and preserving the value of the Mobile Division assets. Thus, the Debtors began negotiating with the original bidder regarding a sale of the "Gold" and "Silver" trucks.

                  However, in the midst of the Debtors' negotiations with the original bidder, NEP Supershooters, Inc. ("NEP") submitted a higher and better offer for the "Gold" and "Silver" trucks. As a result, the Debtors and NEP negotiated the terms of an asset purchase agreement providing for the sale of the "Gold" and "Silver" trucks, subject to higher and betters, and subject to the approval of the Bankruptcy Court.

                  Contemporaneously with these negotiations, the Debtors implemented a wind-down plan pursuant to which the analog operations of the Mobile Division were ceased effective as of April 17, 2000 and the digital operations were to be continued unabated until the closing of a sale of the digital assets (i.e., the "Gold" and "Silver" trucks).

                  By order dated May 8, 2000, the Bankruptcy Court approved the Debtors' sale of the "Gold" and "Silver" trucks and related assets to NEP for $6,000,000.(7) The sale closed on or about May 26, 2000. The proceeds of the sale to NEP were distributed as follows: (a) $330,000 was paid to The Commonwealth of Pennsylvania, Acting by and through its Department of Community and Economic Development (MELF) on account of its liens against certain of the sold equipment; (b) $212,500 was paid to HLHZ on account of a fee earned pursuant to its

______________
(7) Throughout the marketing process and through and until the Bankruptcy Court's approval of the sale to NEP on May 8, 2000, the Debtors also engaged in negotiations with a third-party (the "Restructuring Bidder") regarding a proposed restructuring of the Debtors centered around the Debtors' Mobile Division and Studio Division business and assets. However, despite the fact that the restructuring bidder was accommodated with additional time by virtue of the lengthy delays in the Mobile Division sale negotiations, the Restructuring Bidder was not able to demonstrate to the satisfaction of the Debtors and their advisors that it was committed to consummate the proposed restructuring transaction in a timely manner and on satisfactory terms. Despite the sale of the Mobile Division assets, as discussed below (see Section II.C.4), the Restructuring Bidder remained interested in pursuing a restructuring transaction centered around the Studio Division business and assets and, as such, the Debtors and the Committee continued their discussions with the Restructuring Bidder through and until the day the sale of the Studio Division was approved by the Bankruptcy Court.

engagement letters with the Debtors; (c) $150,000 was maintained by the Debtors because of a dispute as to the competing liens asserted by Heller and Charter Financial, Inc. n/k/a Wells Fargo Equipment Finance, Inc. ("Wells Fargo") against certain of the sold equipment; and (d) the balance of the proceeds was paid to Heller to satisfy, in part, the Heller Pre-Petition Obligations (subject to potential disgorgement).

                  By order dated August 1, 2000, the Debtors were authorized to sell the "Black" analog mobile production truck and related assets to SWTV Production Services, Inc. for $850,000. By order dated August 31, 2000, the Debtors were authorized to sell the "Red" analog mobile production truck and related assets to Game Creek Video Limited Partnership for $900,000. The sales of the "Black" and "Red" trucks were consummated shortly after the entry of the respective orders approving such sales. The total proceeds of such sales were paid to Heller to satisfy, in part, the Heller Pre-Petition Obligations.

                  By order dated August 1, 2000, the Bankruptcy Court authorized the Debtors to retain Michael Fox International, LLC ("Fox") to conduct an auction of the remaining analog Mobile Division assets. In August, 2000, Fox conducted an auction which resulted in the sale of substantially all of the remaining Mobile Division assets. The Mobile Division auction generated net proceeds of approximately $1.3 million, which were paid to Heller to satisfy, in part, the Heller Pre-Petition Obligations and to other creditors which held first priority security interests against the property sold at auction.

                  Consequently, virtually all of the Mobile Division assets have now been sold.

                  4. Disposition of Studio Division Business and Assets

                  The Studio Division business, unlike the Mobile Division business, was a highly stabilized and profitable business which, by virtue of the high demand for New York City studio production space, was unlikely to lose its core customer base. The Debtors also believed that the Studio Division assets, primarily consisting of two owned parcels of real property in New York City -- the 53rd Street Real Property and the 57th Street Real Property -- were quite valuable. As a result, the Debtors and their advisors, while aggressively marketing the Studio Division business and assets for sale since the commencement of the Cases, felt that it was not appropriate to proceed with a proposed offer unless and until the offer fairly reflected the perceived market value for the Studio Division business and assets.

                  Thus, after a year of negotiations with a number of different interested entities (including extensive negotiations by the Debtors and the Committee with the Restructuring Bidder), in November 2000, the Debtors finalized a proposed agreement with Phoenix Business Trust ("Phoenix") pursuant to which Phoenix was to purchase substantially all of the Studio Division business and assets for $17 million, which constituted, at the time, the highest and best offer that the Debtors had received.(8) At that time, the Debtors and their advisors believed that, although the Phoenix offer may not have fairly reflected the true value of the Debtors' Studio Division assets,(9) it was the highest and best offer received, and proceeding with such offer was nonetheless in the Debtors' best interests because it would commence the auction process and thereby hopefully generate greater interest in, and higher offers for, such assets.

______________
(8) At the time, the restructuring offer from the Restructuring Bidder was potentially more valuable than Phoenix's offer, but because such offer was fraught with significant risk, the Debtors, which were also faced with significant pressure from Heller to consummate a transaction, were not prepared to jeopardize the sale process by continuing protracted negotiations with the highly uncertain and tenuous Restructuring Bidder proposal.

(9) In September 2000, the Debtors' Court-approved appraiser, Landauer Realty Group, Inc., a Grubb & Ellis Company, determined that the Studio Division business and assets (but excluding the leased studio facilities and the customer contracts and equipment located thereat) were valued at $20.6 million.

                  By motion dated November 17, 2000 (the "Studio Sale Motion"), the Debtors sought approval to sell substantially all of the Studio Division business and assets to Phoenix for $17 million, subject to higher and better offers. The Committee and MTI/The Image Group, Inc. ("MTI") filed objections to the Studio Sale Motion insofar as the Studio Sale Motion sought approval of a break-up fee payable to Phoenix in the amount of $500,000 in the event that Phoenix was not the ultimate high bidder at the auction. The basis of the objections was that MTI was prepared to proceed with an agreement on terms substantially the same as Phoenix's but with a lower (and, ultimately, no) break-up fee. At a hearing held on December 8, 2000, the Bankruptcy Court sustained the objections and refused to approve the $500,000 break-up fee payable to Phoenix.

                  Nonetheless, at the December 8, 2000 hearing, in view of MTI's willingness to act as stalking horse without a break-up fee, the Bankruptcy Court entered the Order, inter alia, (i) Scheduling a Hearing to Approve Asset Purchase Agreement with MTI/The Image Group, Inc. for the Sale of Substantially All of the Debtors' Studio Division Assets, Free and Clear of All Liens, Claims, Interests, Charges and Encumbrances, Subject to Higher or Better Offers, (ii) Approving the Form and Manner of Notice in Connection Therewith, and (iii) Approving Bidding Procedures for the Submission of Any Competing Bids (the "Studio Sale Procedures Order"). Pursuant to the Studio Sale Procedures Order, the Bankruptcy Court fixed deadlines and guidelines for the submission of overbids as well as the timing and procedures which would govern the auction (in the event that overbids were received).

                  The Debtors received qualified overbids from All Mobile Video Inc. ("All Mobile") and National-Steiner, LLC ("National-Steiner").(10) Thus, MTI, All Mobile and National-Steiner participated in an auction (the "Studio Auction") at the New York City office of Kaye Scholer LLP on January 4, 2001. At the conclusion of the Studio Auction, All Mobile had submitted the highest and best offer of $23 million.

                  Accordingly, at the sale hearing on January 8, 2001, the Debtors sought approval of an asset purchase agreement dated January 5, 2001 (the "Studio Division Asset Purchase Agreement") with All Mobile providing for the sale of substantially all of the Studio Division business and assets for $23 million. At the conclusion of the sale hearing, over the objection of the Restructuring Bidder,(11) by order dated January 8, 2001, the Bankruptcy Court approved the Studio Division Asset Purchase Agreement.

                  On April 23, 2001, the Debtors and All Mobile consummated the Studio Division Asset Purchase Agreement, as amended, and the Debtors transferred substantially all of the

-----------
(10) Although Phoenix also submitted an overbid, Phoenix was not able to demonstrate its financial ability to consummate the contemplated transaction to the satisfaction of HLHZ and the Debtors, as required by the Studio Sale Procedures Order. As a result, Phoenix was not permitted to participate in the Studio Auction (as defined hereinafter).

(11) The Restructuring Bidder requested that the Bankruptcy Court delay, for several days, entering an order approving the Studio Division Asset Purchase Agreement based on the fact that the Restructuring Bidder was prepared to proceed with a reorganization proposal which would provide several million dollars more of value than the $23 million encompassed by All Mobile's offer and that in the next few days following the sale hearing the Restructuring Bidder would be able to provide evidence of its financial wherewithal to consummate such a transaction. In view of, among other things, the Restructuring Bidder's failure to comply with the Studio Sale Procedures Order and participate in the Studio Auction, and failure to adequately evidence its ability to consummate a transaction on a timely basis, the Bankruptcy Court overruled the Restructuring Bidder's objection.

Studio Division business and assets for approximately $22,935,924.24 (the result of prorations and other adjustments under the Studio Division Asset Purchase Agreement, as amended).

                  The sale proceeds were distributed as follows: (a) $9,797,899.34 was paid to Bear Stearns in full satisfaction of Bear Stearns' claims and mortgages against the 53rd Street Real Property and the 57th Street Real Property; (b) $690,000 was paid to HLHZ on account of a fee earned pursuant to its engagement letters with the Debtors; (c) $1,146,000 was maintained by the Debtors in a segregated escrow account on account of the liens and claims of King World Productions, Inc., Wells Fargo, and Comfort Air Design;(12) (d) $4,215,487.18 was paid to Heller to fully satisfy any amounts outstanding under the DIP Financing and the Heller Pre-Petition Obligations (subject to potential disgorgement); (e) $29,500 was paid to the Chicago Title Insurance Company as an escrow for certain water meter charges at the 53rd Street Real Property and the 57th Street Real Property pending a final meter reading and billing; (f) $475,000 was paid to MBL Contracting Corp. ("MBL") in full satisfaction of the mechanics' lien asserted by MBL against the 53rd Street Real Property and the 57th Street Real Property; (g) $15,000 was paid to The Downtown Group ("Downtown") in full satisfaction of the mechanics' lien asserted by Downtown against the leased property at 423 West 55th Street, New York, New York (the "55th Street Leased Property"); (h) $77,262.05 was paid to 423 West 55th Street LLC as the cure amount payable in connection with the Debtors' assumption and assignment of the lease relating to the 55th Street Leased Property; and (i) the balance of the proceeds (in the approximate amount of $6.48 million) was maintained by the Debtors for distribution under the Plan.

-----------
(12) The Debtors are currently engaged in settlement negotiations with each of the parties in an effort to reach a consensual resolution of each's disputed claims and liens. If any of those negotiations prove unsuccessful, the Debtors will look to the Bankruptcy Court to adjudicate the disputes.

                  5. Disposition Of Other Assets

                           (1) Auction Of Post-Production Division Assets

                  As discussed above, immediately prior to the Filing Date, Unitel closed the Post-Production Division. Thereafter, the Debtors undertook steps to commence the immediate disposition of the nearly one thousand owned and leased units of post-production equipment which were used in the Post-Production Division and which primarily consisted of videotape recorders, miscellaneous graphics systems, video switching equipment, digital video effects gear, and other post-production equipment.

                  Specifically, the Debtors, through Getzler, solicited minimum guaranteed offers from a number of different auctioneers and ultimately identified Fox and Rabin Brothers ("Rabin") as having jointly submitted the best offer. By order dated November 23, 1999, upon the Debtors' application, the Bankruptcy Court authorized the Debtors to retain Fox and Rabin as co-auctioneers to conduct an auction and sale of the Post-Production Division assets. In late 1999, Fox and Rabin conducted an auction of the Post-Production Division assets generating approximately $1.5 million in aggregate proceeds from the sale of substantially all of the Debtors' owned and leased Post-Production Division assets.(13) The auction proceeds were turned over to lessors and any secured creditors having liens senior to Heller's blanket lien, with the balance paid to Heller in satisfaction of its secured and unsecured claims against such assets, subject to the Debtors' right to seek and obtain disgorgement to the extent Heller received amounts in excess of its allowed secured claims.

-----------
(13) With respect to leased assets, only the assets of those lessors who consented were included in the Post-Production Division auction.

                           (2) Marketing and Sale of Editel LA Building and Real
                  Estate

                  As discussed above, several months prior to the Filing Date in May 1999, the Debtors had closed down their Editel LA post-production business. The equipment used in the Editel LA business was sold at a pre-Filing Date auction and, to some extent, consolidated into the Post-Production Division. The Editel LA operations were based at a building and real property located at North Highland Avenue and Melrose Avenue, Los Angeles, California, (the "Editel Real Property"), which was owned by Unitel.

                  Since the closure of Editel LA, the Debtors had no continuing use in their remaining businesses for the Editel Real Property. Consequently, since the May 1999 closure, the Debtors had been actively marketing and soliciting interest in the Editel Real Property. Getzler assumed responsibility after the Filing Date for the Debtors' continued marketing efforts.

                  After more than a year of marketing, by motion dated June 23, 2000, the Debtors sought approval of a sale agreement with Albert Sweet Enterprises, Inc. ("Sweet"), pursuant to which Sweet agreed to purchase the Editel Real Property for $2.6 million, subject to higher and better offers. Despite indications of interest from other potential buyers, ultimately no higher and better offers for the Editel Real Property were submitted. Consequently, by order dated August 1, 2000, the Bankruptcy Court approved the Debtors' sale of the Editel Real Property to Sweet. In September 2000, the Debtors sold the Editel Real Property to Sweet. Approximately $1.93 million of the sale proceeds were transferred to General Electric Capital Business Asset Funding Corporation, as successor in interest to Metlife Capital Corporation ("GE Capital"), on account of its mortgage against the Editel Real Property,(14) approximately $400,000 of the sale

--------------

(14) On account of its mortgage against the Editel Real Property, GE Capital has asserted

(continued...)

proceeds are being maintained in escrow by the title company on account of the Debtors' purported property tax obligations,(15) and the balance of sale proceeds has been retained by the Debtors.

                           (3) Disposition of Miscellaneous Other Assets

                  Since the Filing Date, the Debtors have conducted a number of miscellaneous assets sales involving furniture and production equipment, which was not otherwise sold at auction or in connection with the larger bulk sales described above. The proceeds from such sales were transferred to Heller on account of its security interest, and, in some limited instances, to other secured creditors asserting first priority security interests against such sold assets. The Debtors have a few items of unsold production equipment and other de minimis assets, which they continue to market and hope to sell within the few months.

                           (4) Disposition of Miscellaneous Executory Contracts

                  Other than the leases and contracts assumed by the Debtors and assigned to All Mobile in connection with the sale of the Studio Division business and assets, substantially all of the Debtors' other executory contracts have been rejected or will be rejected effective as of the Effective Date of the Plan.

----------

(14) (...continued)
     additional claims against the sale proceeds in the approximate amount of $195,000 in excess of the amounts it was paid (plus post sale-interest of approximately $18,000), and has preserved its rights to recover such additional claims from the Debtors and Heller. The Debtors continue to review and evaluate GE Capital's claims against the Editel Real Property and are currently in settlement negotiations with GE Capital regarding such claims.

(15) The Debtors continue to evaluate whether any of the tax claims in question are subject to challenge or objection.

                  6. Enforcement of the Automatic Stay

                  An immediate effect of the commencement of the cases was the imposition, by operation of law, of the automatic stay under section 362 of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all pre-Filing Date litigation against the Debtors. The Debtors, where necessary or appropriate, acted to enforce the automatic stay for the benefit of their estates and creditors, and to preserve their assets as well as the energies of their management.

                  7. Setting of the Claims Filing Bar Date and Notice Thereof

                           (1) Pre-Petition Claims Bar Date

                  The Debtors filed their schedules, lists, and statement of financial affairs on December 8, 1999 and thereafter filed limited amendments to the schedules. In accordance with Bankruptcy Rule 3003(c)(3), by Order dated December 23, 1999 (the "Bar Date Order"), the Court fixed February 7, 2000 (the "Bar Date") as the last date (other than for certain limited exceptions specified in the Bar Date Order) by which creditors would be permitted to file proofs of claim in the Cases on account of claims arising prior to the Filing Date. By order dated June 12, 2000, (the "Supplemental Bar Date Order"), the Court fixed July 21, 2000 as a supplemental bar date (the "Supplemental Bar Date") for certain specified creditors who may not have received notice of the Bar Date. Pursuant to the Bar Date Order and the Supplemental Bar Date, as the case may be, and Bankruptcy Rule 3003(c)(2), any creditor whose claim was not scheduled by the Debtors or was scheduled as disputed, contingent or unliquidated, and who failed to file a proof of claim on or before the Bar Date, will not be treated as a creditor with respect to such claim for purposes of voting on, and receiving a distribution under, the Plan.

Late-filed proofs of claim are subject to objection as are all duplicate, excessive, or otherwise defective claims.

                           (2) Administrative Claims Bar Date

                  In accordance with Bankruptcy Rule 3003(c)(3), by Order dated May 18, 2001 (the "Administrative Claims Bar Date Order"), the Court fixed July 11, 2001 (the "Administrative Claims Bar Date") as the last date (other than for certain limited exceptions specified in the Administrative Claims Bar Date Order) on or by which creditors who held claims arising on or after the Filing Date and through and including April 23, 2001 (i.e., the closing date of the Studio Division sale) that are entitled to priority as expenses of administering the Debtors' Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code (an "Administrative Claim") could file a proof of claim in the Cases. Pursuant to the Administrative Claims Bar Date Order, any creditor who failed to timely assert their Administrative Claim on or before the Administrative Claims Bar Date will not be treated as a creditor with respect to such Administrative Claim for purposes of receiving a distribution under the Plan.

 3. DEBTORS' FIRST AMENDED JOINT CONSOLIDATED LIQUIDATING PLAN OF REORGANIZATION

                  THE FOLLOWING IS A SUMMARY OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH THE CONFIRMATION AND IMPLEMENTATION OF THE PLAN. THIS SUMMARY ONLY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE READING OF THE PLAN. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS ARE

ESTIMATES BY THE DEBTORS BASED UPON CURRENT INFORMATION AND ARE NOT A REPRESENTATION THAT THESE AMOUNTS ULTIMATELY WILL BE CORRECT.

         1. GENERAL

                  The Plan classifies the various Claims against and Interests in the Debtors into seven (7) separate Classes, generally described as follows:
(a) Administrative Claims; (b) Priority Claims; (c) Priority Tax Claims; (d) Miscellaneous Secured Claims; (e) General Unsecured Claims; (f) Common Stock and
(g) Subsidiary Interests. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors.

                  A chapter 11 plan may specify that certain classes of claims or interests are unimpaired by the reorganization effectuated pursuant to such plan. A class of claims against or interests in a debtor is deemed unimpaired if, among other things, the plan does not alter the legal, equitable, or contractual rights of the members of such class. Such classes are referred to as "unimpaired" and, because of such treatment, are deemed to accept the plan under
Section 1126 of the Bankruptcy Code. Accordingly, it is not necessary to solicit votes from holders of "unimpaired" claims or equity interests. Under the Plan, Class 1 (Administrative Claims), Class 2 (Priority Claims) and Class 3 (Priority Tax Claims) are unimpaired and, accordingly, are deemed to have accepted the Plan and are not entitled to vote thereon. Class 4 (Miscellaneous Secured Claims) and Class 5 (General Unsecured Claims) are "impaired" under the Plan, and the votes of Holders of Claims in such Classes are being solicited hereunder. Holders of Interests in Class 6 (Common Stock) and Class 7 (Subsidiary Interests) are neither retaining nor receiving any property under the Plan, and, thus, are deemed as a matter of law to have rejected the Plan and are not entitled to vote thereon.

         2. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                  1. General

                  The Plan classifies Claims and Interests separately in accordance with sections 1122 and 1123(a) of the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. The Plan provides for the classification of Claims and Interests into the following seven
(7) Classes:

                           Class 1     -     Administrative Claims
                           Class 2     -     Priority Claims
                           Class 3     -     Priority Tax Claims
                           Class 4     -     Miscellaneous Secured Claims
                           Class 5     -     General Unsecured Claims
                           Class 6     -     Common Stock
                           Class 7     -     Subsidiary Interests

                  Only Holders of Allowed Claims are entitled to receive distributions under the Plan. Allowed Claims are Claims which are not in dispute, are not contingent, are liquidated in amount and are not subject to objection or estimation. All distributions or other transfers of Cash otherwise available to Holders of Allowed Claims will be made on or as soon as possible after the later of (i) the Effective Date, and (ii) the third Business Day following the date on which a Claim becomes an Allowed Claim (except that Allowed Class 5 Claims may also receive one or more distributions of Excess Available Cash subsequent to the Effective Date), subject in all respects to the terms and provisions of the Plan. Distributions from the Senior Claims Reserve and the Disputed Claims Reserve established for Disputed Claims will be made to a Holder of a Disputed Claim which later becomes an Allowed Claim on or as soon as practicable after the date on which such claim becomes an Allowed Claim, without interest.

                  In accordance with the Plan, unless otherwise provided in the Plan or the Confirmation Order, the treatment of any Claim or Interest under the Plan will be in full satisfaction, settlement, release and discharge of and in exchange for such Claim or Interest. Unless otherwise expressly provided in the Plan, any property distributed in satisfaction of Allowed Claims shall be allocated first to the principal portion of such Claims and thereafter to accrued but unpaid interest with respect thereto.

                  2. Class 1: Administrative Claims

                  Class 1 Claims are unimpaired under the Plan.

                  Class 1, pursuant to Section 4.1 of the Plan, consists of all Claims granted administrative expense priority status by virtue of sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, those Claims which have been filed in timely fashion as required under the terms and provisions of the Administrative Claims Bar Date Order. Administrative Claims are the expenses of administration of the Cases, consisting primarily of certain unpaid trade obligations of the Debtors, including liabilities incurred in the ordinary course of the Debtors' businesses during the administration of the Cases and the fees and expenses of Professional Persons (e.g., the attorneys and consultants retained pursuant to orders issued and entered by the Bankruptcy Court).

                  Each Professional Person who holds or asserts a Class 1 Administrative Claim for services performed and expenses incurred on or after the Filing Date and on or before the Effective Date, must file with the Court a fee application in accordance with section 330 of the Bankruptcy Code within such time as may be fixed by the Court in the Confirmation Order. An Administrative Claim of any such Professional Person shall become an Allowed Claim only to the extent allowed by Final Order of the Court. The total amount of Professional Persons' fee and expense claims (including fees and expenses both paid and accrued) in the Debtors' Chapter 11 cases are estimated by the Debtors to be $3.45 million through the Effective Date. If the

Effective Date is delayed, or the level of required activity is increased, professionals' fee and expense claims may increase. After giving effect to payments made by the Debtors during the pendency of the Cases, the Debtors estimate that professionals' fee and expense claims remaining outstanding on the Effective Date (inclusive of amounts to be paid on account thereof to be paid on account thereof between now and the Effective Date) will be approximately $825,000.

                  In accordance with Section 4.1 of the Plan, each Holder of a Class 1 Allowed Claim will receive in full satisfaction thereof Cash (a) in an amount equal to the Allowed Amount of such Claim, without interest, on or as soon as practicable after the later of (i) the Effective Date, or (ii) the third Business Day following the date on which such Claim becomes an Allowed Claim; or
(b) in such amount, at such other date and upon such other terms as may be contained in a Final Order of the Bankruptcy Court or agreed upon, after notice to parties in interest, by the Debtors or the Liquidating Debtor, as the case may be, and the Holder of such Allowed Claim.

                  Unitel estimates that, as of the Effective Date, Class 1 Allowed Claims will aggregate approximately $1.1 million (inclusive of accrued but unpaid (and anticipated to be accrued) professionals' fee and expense claims).

                  3. Class 2: Priority Claims

                  Class 2 Claims are unimpaired under the Plan.

                  Class 2, pursuant to Section 4.2 of the Plan, consists of any Claims arising prior to the Filing Date which are entitled to priority status in accordance with section 507(a)(2) through (6) of the Bankruptcy Code, and which are not Administrative Claims or Priority Tax Claims. Class 2 Priority Claims include, by way of example, unsecured Claims up to $4,300 per individual for wages, salaries, or commissions (including vacation, severance and sick leave pay) earned by an individual within ninety (90) days before the Filing Date, and certain unsecured pre-Filing Date Claims for contributions to an employee benefit plan, if any.

                  In accordance with Section 4.2 of the Plan, each Holder of a Class 2 Allowed Claim will receive in full satisfaction thereof Cash (a) in an amount equal to the Allowed Amount of such Claim, without interest, on or as soon as practicable after the later of (i) the Effective Date, or (ii) the third Business Day following the date on which such Claim becomes an Allowed Claim; or
(b) in such amount, at such other date and upon such other terms as may be contained in a Final Order of the Bankruptcy Court or agreed upon, after notice to parties in interest, by the Debtors or the Liquidating Debtor, as the case may be, and the Holder of such Allowed Claim.


                  Since the Debtors were authorized by Bankruptcy Court order to pay certain wages, salaries, and commissions and benefits in respect of the period prior to the commencement of the Chapter 11 cases, the Debtors anticipate that, as of the Effective Date, the amount of the accrued and unpaid Class 2 Allowed Claims will aggregate approximately $200,000.

                  4. Class 3: Priority Tax Claims

                  Class 3 Claims are unimpaired under the Plan.

                  Class 3, pursuant to Section 4.3 of the Plan, consists of those Claims for taxes entitled to priority in payment under Sections 503(b) and 507(a)(8) of the Bankruptcy Code.

                  In accordance with Section 4.3 of the Plan and Section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of a Class 3 Allowed Claim shall receive in full satisfaction thereof Cash (a) in an amount equal to the Allowed Amount of such Claim, without interest subsequent to the Filing Date, on or as soon as practicable after the later of (i) the Effective Date and (ii) the third Business Day following the date on which such Claim becomes an Allowed Claim; or (b) in such amount, at such other date and upon such other terms as may be contained in a Final Order of the Bankruptcy Court or agreed upon by the Debtors or the Liquidating Debtor, as the case may be, and the Holder of such Allowed Claim.

                  Unitel estimates that, as of the Effective Date, Class 3 Allowed Claims will aggregate approximately $800,000.

                  5. Class 4: Miscellaneous Secured Claims

                  Class 4 Claims are impaired under the Plan.

                  In accordance with Section 4.4 of the Plan, Class 4 consists of all Secured Claims.

                  In accordance with Section 4.4 of the Plan, each Holder of a Class 4 Allowed Claim in full satisfaction, settlement, release and discharge thereof, shall receive or shall have received, in the sole discretion of the Debtors, on or as soon as practicable after the later of (a) the Effective Date and (b) the third Business Day following the date on which such Claim becomes an Allowed Secured Claim, (i) Cash in an amount equal to such Allowed Secured Claim, (ii) the property securing such Allowed Secured Claim (including any interest, charges, and other amounts which such Holder may be entitled to as a Secured Claim under the Bankruptcy Code and applicable law), or (iii) such amount, at such other date and upon such other terms as may be contained in a Final Order of the Bankruptcy Court or agreed upon by the Debtors or the Liquidating Debtor, as the case may be, and the Holder of such Allowed Claim.

                  Unitel estimates that, as of the Effective Date, Class 4 Allowed Claims will aggregate approximately $250,000, excluding Class 4 Claims otherwise satisfied prior to the date hereof.

                  6. Class 5: General Unsecured Claims

                  Class 5 Claims are impaired under the Plan.

                  Class 5 consists of all General Unsecured Claims (including the Claim of Heller in the amount of the Heller Disgorgement Amount). In accordance with Section 4.5 of the Plan, unless otherwise agreed by the Debtors or the Liquidating Debtor, as the case may be, and the Holder of a Class 5 Allowed Claim, subject to the provisions of Article VI of the Plan, (a) each Holder of a Class 5 Allowed Claim shall receive, on or as soon as practicable after the later of: (1) the Effective Date; and (2) the third Business Day following the date on which such Claim becomes an Allowed Claim, such Holder's Pro Rata share of Available Cash; and (b) each Holder of a Class 5 Allowed Claim shall receive on any Interim Distribution Date such Holder's Pro Rata share of Distributed Excess Available Cash; and (c) each Holder of a Class 5 Allowed Claim shall receive on the Final Distribution Date or as soon as practicable thereafter, such Holder's Pro Rata share of Excess Available Cash.

                  Unitel estimates that, as of the Effective Date, Class 5 Allowed Claims will aggregate approximately $17,000,000.

                  7. Class 6: Common Stock

                  Class 6 Claims are impaired under the Plan.

                  Class 6 consists of the Interests with respect to the issued and outstanding shares of Common Stock of Unitel. In accordance with Section 4.6 of the Plan, all Class 6 Interests shall be deemed canceled as of the Effective Date and each Holder of such Interests shall not receive nor retain any property under the Plan on account of such interests. The Holders of Class 6 Interests shall be deemed to have rejected the Plan.

            8.    Class 7: Subsidiary Interests

            Class 7 Interests are impaired under the Plan.

            Class 7 consists of the Interests of the Holder of Unitel 53 Membership Interests, Unitel 57 Membership Interests and R Squared Common Stock. As set forth in Section 4.7 of the Plan, all Class 7 Interests shall be deemed canceled as of the Effective Date and the Holder of such Interests shall not receive nor retain any property under the Plan. The Holder of Class 7 Interests shall be deemed to have rejected the Plan.

      3.    SUBSTANTIVE CONSOLIDATION

            1.    Generally

            Substantive consolidation is an equitable remedy that a Court may be asked to apply in those chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation,(16) substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect

---------------
(16) Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the proceedings of two (2) or more affiliated debtors are conducted as part of a single proceeding for the convenience of the Court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their creditors and interest holders. The Cases were procedurally consolidated by Order of the Court on the Filing Date.

the debtors' separate corporate existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

          2. The Plan Contemplates the Substantive Consolidation of the Debtors' Estates

            Substantive consolidation in these Cases will have the effect of eliminating (i) cross-corporate guarantees by one Debtor of the obligation of another Debtor in the substantively consolidated group, and (ii) duplicate claims against more than one Debtor in the substantively consolidated group. In these Cases, substantive consolidation, while facilitating an efficient disposition of each Debtor's Case, will not impair or otherwise alter the anticipated recoveries of any single creditor.

            For substantive consolidation of the Debtors' estates to be ordered by the Court, one or more of the following factors must be demonstrated to the satisfaction of the Court: (i) the Debtors are an economically integrated group,
(ii) the Debtors' creditors reasonably believed they were dealing with the corporate enterprise as a group, (iii) accounts of the affiliated corporations have been intermingled, (iv) assets of the affiliated corporations have been intermingled, and (v) substantive consolidation will enhance reorganization.

            Section 10.1 of the Plan provides, as a condition to confirmation, that a Final Order of the Court must be entered providing for the substantive consolidation of the Cases into a single proceeding, solely for the purposes of the Cases and all actions with respect to confirmation, consummation, and implementation of the Plan (the "Substantive Consolidation Order"). Pursuant to the Substantive Consolidation Order and Section 7.1 of the Plan, on the Confirmation Date, but subject to the occurrence of the Effective Date: (i) all intercompany

Claims by and between the Debtors shall be eliminated; (ii) all Assets and liabilities of the Debtors shall be pooled or treated as though they were merged; (iii) all prepetition cross-corporate guarantees of the Debtors shall be eliminated; (iv) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (v) any Claims Filed or to be Filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; and (vi) each and every Claim Filed in the Debtors' cases shall be deemed a single obligation of each of the Debtors under the Plan on and after the Confirmation Date. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the Assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be discharged, released and of no further force and effect.

            Accordingly, the Debtors anticipate that either prior to or during the Confirmation Hearing, a motion will be made before the Court for the entry of an order providing for the substantive consolidation of all the Debtors. It is believed that an adequate basis exists for the Court to grant such relief. The Debtors further believe that such relief is appropriate and will not materially advantage any Creditor over the interests of any other and will not materially prejudice any of the Debtors' Creditors. In fact, substantive consolidation will facilitate an effective reorganization of each of the Debtors. In the event the Court does not enter a Final Order providing for the substantive consolidation of all of the Debtors, the Debtors reserve the right to either (i) waive the condition requiring such an order found in Section 10.1 of the Plan, (ii) modify the Plan as the Debtors, in their sole discretion, deem appropriate, or (iii) withdraw the Plan in its entirety.

      4.    OTHER PROVISIONS OF THE PLAN

            The following paragraphs summarize certain significant provisions of the Plan other than those discussed above. The Plan itself should be referred to for the complete text of these and other provisions of the Plan.

            1.    Releases

            On the Effective Date, the Debtors will release unconditionally, and by virtue of the Plan will be deemed to have released unconditionally, (i) each of the Debtors' officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives, and (ii) the Committee and, solely in their capacity as members or representatives of the Committee, each member, consultant, attorney, accountant or other representative of the Official Committee (the Persons specified in clauses (i) and (ii) are referred to collectively as, the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Filing Date and the Effective Date in any way relating to the Releasees, the Debtors, the Cases or the Plan (other than with respect to claims for gross negligence or willful misconduct).

            On the Effective Date, all Holders of Claims and Interests will be deemed to have unconditionally released the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Filing Date and the Effective

Date in any way relating to the Debtors, the Cases or the Plan (other than with respect to claims for gross negligence or willful misconduct).(17)

            2.    Indemnification

            The Liquidating Debtor shall indemnify and hold harmless the Plan Administrator, the Disbursing Agent, and any full or part-time employee of the Liquidating Debtor, and their agents and attorneys, from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their gross negligence or willful misconduct, with respect to the Liquidating Debtor or the implementation or administration of the Plan.

            3.    Injunction

            Effective on the Effective Date, all Holders of Claims and Interests shall be enjoined from taking any of the following actions against or affecting the Debtors and any of their present and former officers, directors, shareholders, employees, agents and representatives and their successors and assignee, the Assets of the Debtors and any direct or indirect transferee or successor in interest to any of the Debtors or the Assets of any such transferee or successor and any other Releasee with respect to seeking payment or satisfaction of such Claims or

---------------
(17) Notwithstanding anything to the contrary contained therein, the provisions of the Plan shall not affect the terms of (i) the Settlement Stipulation between the Debtors and William M. Canter, as approved by Consent Order dated August 11, 2000, (ii) the Settlement Stipulation between the Debtors and Anthony and Hilary Parisi, as approved by Consent Order dated June 5, 2000, (iii) the Settlement Stipulation between the Debtors and Lisa Calderon and Gerard Connelly, as approved by Consent Order dated December 5, 2000, and (iv) Stipulation and Order between the Debtors and Agustina Enriquez dated December 5, 2000 (collectively, the "Settlement Stipulations"), and the non-Debtor parties to the Settlement Stipulations shall have a continuing right to seek payment consistent with the terms of the Settlement Stipulations.

Interests (other than actions brought to enforce any rights or obligations under the Plan or appeals, if any, from the Confirmation Order): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors and any of their present and former officers, directors, shareholders, employees, agents and representatives and their successors and assignees, the Assets of the Debtors and any direct or indirect transferee or successor in interest to any of the Debtors or the Assets of any such transferee or successor other than as contemplated by the Plan (including, without limitation, Section 11.3 of the Plan); (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors and any of their present and former officers, directors, shareholders, employees, agents and representatives and their successors and assigns, the Assets of the Debtors and any direct or indirect transferee or successor in interest to any of the Debtors or the Assets of any such transferee or successor other than as contemplated by the Plan (including, without limitation, Section
11.3 of the Plan); (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors and any of their present and former officers, directors, shareholders, employees, agents and representatives and their successors and assignees, the Assets of the Debtors and any direct or indirect transferee or successor in interest to any of the Debtors or the Assets of any such transferee or successor other than as contemplated by the Plan (including, without limitation, Section
11.3 of the Plan); (iv) asserting any set-off or right of subrogation of any kind, directly or indirectly, against any obligation due the Debtors and any of their present and former directors, officers, shareholders, employees, agents and representatives and their successors and assigns, the Assets of the Debtors and any direct or indirect transferee or successor in interest to any of the Debtors or the Assets of any such transferee or successor other than as contemplated by the Plan (including, without limitation, Section 11.3 of the Plan); and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan (including, without limitation, Section 11.3 of the Plan).

            4.    Rejection of Executory Contracts and Unexpired Leases

            On the Confirmation Date, all executory contracts and unexpired leases not previously assumed or rejected by the Debtors, or the subject of a motion to assume or assume and assign such contract or lease pending as of the Confirmation Hearing, shall be automatically rejected by the Debtors without further notice or order, in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code.

            Each Person who is a party to an executory contract or unexpired lease not previously assumed or rejected by the Debtors and rejected pursuant to
Section 8.1 of the Plan shall be entitled to File, not later than fifteen (15) days after notice of entry of the Confirmation Order, a proof of claim for damages alleged to arise from the rejection of such executory contract or unexpired lease, or be forever barred. A copy of any such proof of Claim shall be Filed with the Bankruptcy Court and served upon the Liquidating Debtor in accordance with the notice provision of Section 12.1 of the Plan, not later than fifteen (15) days after notice of entry of the Confirmation Order. If an objection to any such proof of Claim is Filed and the Claim becomes an Allowed Claim, then such Claim shall be classified as a General Unsecured Claim and distributions shall be made thereon on the next occurring distribution date in accordance with the provisions of the Plan.

            5.    Objections and Amendments to Claims

            Pursuant to Sections 6.1 of the Plan, an objection to a Claim shall be in writing, and may be filed by the Liquidating Debtor or any other party in interest at any time on or before the Claims Objection Bar Date. The objecting party shall serve a copy of such objection upon the Holder of the Claim to which it pertains.

            Pursuant to Section 6.2 of the Plan, a Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim, or as otherwise permitted by the Court, the Bankruptcy Rules, or applicable law. After the Confirmation Date, a Claim may not be amended or Filed without the authorization of the Court and, even with such Court authorization, may be amended by the Holder of such Claim solely to decrease, but not to increase, the amount or priority. Any new or amended Claim Filed after the Confirmation Date shall be deemed Disallowed in full and expunged without any action by the Debtors or Liquidating Debtor, unless the Holder has obtained upon notice to the Plan Administrator prior Bankruptcy Court authorization for the Filing.

            6.    Means for Implementation and Execution of the Plan

                  (1)   Corporate Governance

            On the Effective Date and automatically and without further action,
(i) each existing member of the Board of Directors of each of the Debtors will resign or be terminated by the Plan Administrator and (ii) the Plan Administrator shall be deemed sole shareholder, officer and director of each of the Debtors. The Plan will be administered by the Plan Administrator and all actions taken thereunder in the name of the Debtors shall be taken through the Plan Administrator. It is anticipated that Mr. Joel Getzler of Getzler, the Debtors' management consultant, will serve as the Plan Administrator.

            All Cash held by the Liquidating Debtor, in any accounts, shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court.

                  (2)   Operating Reserve

            On or prior to the Effective Date, the Liquidating Debtor shall establish the Operating Reserve as a segregated, interest-bearing account, in an amount to be determined by the Liquidating Debtor and the Committee. The monies in the Operating Reserve shall be used, inter alia, to fund the fees, costs, and operating expenses of the Liquidating Debtor in administering the Plan and winding down the Liquidating Debtor's business affairs, as determined by the Plan Administrator after consultation with the Committee, as set forth in
Section 5.4 of the Plan.

            The Liquidating Debtor shall maintain sufficient Cash in the Operating Reserve as is necessary to ensure the continued funding of the activities described in Section 5.4(A) of the Plan (including the payment of the post-Effective Date fees of the Plan Administrator, counsel for the Liquidating Debtor and counsel for the Committee in accordance with Section 12.9 of the
Plan). The Liquidating Debtor shall provide a monthly report to the Committee of all expenditures made from the Operating Reserve. As may be determined by the Liquidating Debtor and the Committee, the Operating Reserve may be supplemented from time to time from any proceeds of the liquidation of the Assets of the Liquidating Debtor or from Excess Available Cash. After the completion by the Liquidating Debtor of all tasks remaining to liquidate fully its Assets and distribute the proceeds therefrom in accordance with the Plan, including the payment of all charges and taxes related thereto, any amounts remaining in the Operating Reserve on the Final Distribution Date (less an amount of Cash necessary and sufficient to complete the winddown and dissolution of the Liquidating Debtor, which amount shall be agreed upon by the Liquidating Debtor and the Committee) shall constitute Excess Operating Reserve Cash, to be distributed in accordance with this Plan.

                  (3)   Distribution of Available Cash

            On the Effective Date, the Liquidating Debtor shall distribute Available Cash to the Holders of Class 5 Allowed Claims in accordance with Sections 4.6 and 6.4 of the Plan.

                  (4)   Preservation of Debtors' Causes of Action

            Except as otherwise provided in the Plan, including, but not limited to Section 11.3 of the Plan, or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, the Liquidating Debtor will retain and may enforce all Causes of Action, including the Avoidance Actions. All proceeds of Causes of Action shall constitute Available Cash or Excess Available Cash, as the case may be.

            The Debtors do not, at this time, believe there is a basis for commencing any Avoidance Actions, and, as such, do not presently intend to commence any Avoidance Actions. Notwithstanding the foregoing, the Debtors reserve their rights to commence any such Avoidance Actions.

            To the extent necessary, the Debtors currently intend to prosecute the following Causes of Action: (i) a section 505 action with respect to certain tax liabilities allegedly owing to, and refunds due from, the County of Los Angeles, California, and (ii) an action against Heller to determine the amount of the Heller Disgorgement Amount.(18) The Debtors' Cause of Action against Heller is essentially based on the Debtors' belief that Heller has been paid amounts in

----------
(18) The Debtors are currently determining whether any additional Causes of Action should be prosecuted and reserve all of their rights in that regard.

excess of Heller's secured claims granted pursuant to the Pre-Petition Credit Agreement and the DIP Financing.(19) Although the Debtors believe that the Heller Disgorgement Amount could be in excess of $1.8 million, Heller's position is that the Heller Disgorgement Amount is $0. The Debtors cannot, at this time, predict whether, and to what extent, they would prevail in a Cause of Action against Heller.(20)

                  (5)   Professional Fees and Expenses

            Pursuant to Section 5.7 of the Plan, each Person retained or requesting compensation in the Cases pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code for services rendered through the Effective Date, shall file an application for the allowance of final compensation and reimbursement of expenses herein on or before the sixtieth (60th) day after the Confirmation Date. On or before the Confirmation Date, each such Person shall also provide the Debtors estimate of the amount of compensation and expenses for which it intends to seek allowance. Notwithstanding the foregoing, any Person requesting compensation in the Cases pursuant to section 503(b)(3) of the Bankruptcy Code shall file an application for allowance of final compensating and reimbursement of expenses in the Cases on or before the tenth (10th) day after the Confirmation Date. Objections to each final fee application shall be filed on or before the seventy-fifth (75th) day after the Confirmation Date.

----------
(19) Pursuant to various orders of the Bankruptcy Court, Heller is obligated to disgorge amounts that it received during the Cases in excess of its secured claims.

(20) The estimated distributions to unsecured creditors (see Section I.E. of this Disclosure Statement) could be materially affected by the amount of the Heller Disgorgement Amount. For example, if the Heller Disgorgement Amount were $1 million, then the estimated percentage recovery for General Unsecured Creditors (Class 5) would be approximately 29% (rather than 25%).

            The Plan Administrator, counsel for the Liquidating Debtor and counsel for the Committee shall each be entitled to reasonable and necessary compensation for services rendered and reimbursement for reasonable and necessary out-of-pocket disbursements incurred with respect to the implementation and consummation of the Plan subsequent to the Effective Date. Each Person seeking post-Effective Date compensation and reimbursement of expenses shall provide, on a monthly basis, a detailed invoice of fees and expenses for which it seeks payment to the Plan Administrator, counsel for the Liquidating Debtor and counsel for the Committee. Unless the Court orders otherwise, following the fifteenth (15th) day after receipt of a monthly invoice, the Liquidating Debtor shall pay such Person the fees and expenses requested in such invoice.

            (6)   Dissolution of Debtors

            On or as soon as practicable after the Effective Date, the Liquidating Debtor will effect the dissolution of Unitel 53, Unitel 57 and R Squared in accordance with applicable non-bankruptcy law. On or as soon as practicable after the Final Distribution Date, the Liquidating Debtor will effectuate the dissolution of Unitel in accordance with applicable non-bankruptcy law.

            7.    Distributions to Holders of Allowed Claims

            The Cash distributions to be made pursuant to the Plan and the Cash necessary to fund the payment in full of Allowed Senior Claims, the Senior Claim Reserve, the Operating Reserve, the distribution of Available Cash and the Disputed Claim Reserve will be available from funds currently on hand and available as of the Effective Date, including, without limitation, the Heller Disgorgement Amount, and from funds realized in connection with the liquidation of the non-Cash Assets of the Debtors.

            On the Effective Date, or as soon thereafter as practicable, the Disbursing Agent shall make the Cash distributions required to be paid to the Holders of Allowed Class 1 Claims (except with respect to Fee Claims), Class 2 Claims, Class 3 Claims, and Class 4 Claims pursuant to Article IV of the Plan. In the case of Fee Claims, the Disbursing Agent shall make payment of such Allowed Fee Claims to each Holder thereof as and when they become due and payable by Final Order authorizing and approving the payment thereof. Notwithstanding the foregoing, the Court's Administrative Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Establishing Revised Procedures for Interim Compensation and Reimbursement of Expenses of Professionals dated December 27, 2000 shall remain in full force and effect, and the Debtors or the Liquidating Debtor, as the case may be, shall comply with the terms thereof.

            On the Effective Date, or as soon thereafter as practicable, the Disbursing Agent shall distribute the Available Cash to the Holders of Allowed Class 5 Claims in accordance with Section 4.5 of the Plan. Prior to the Final Distribution Date, the Plan Administrator may in its discretion (after consultation with the Committee) direct the Disbursing Agent to distribute, to the extent practicable, all or some portion of then-existing Excess Available Cash to Holders of Allowed Class 5 Claims in accordance with Section 4.5 of the Plan. On the Final Distribution Date, the Disbursing Agent shall make the Final Distribution to Holders of Allowed Class 5 Claims in accordance with Section 4.5 of the Plan

            8.    Resolution of and Reserves for Disputed Claims

            On or prior to the Effective Date, the Liquidating Debtor shall establish a segregated, interest-bearing account, and shall deposit therein Cash in an aggregate amount sufficient to pay to each Holder of a Class 6 Disputed Claim the amount such Holder would have been entitled to receive under the Plan if its Disputed Claim were an Allowed Claim on the Effective Date, unless the Court, after notice and hearing, authorizes the Liquidating Debtor to reserve a lesser amount on account of such Disputed Claim in which case the Liquidating Debtor shall reserve such lesser amount on account of such Disputed Claim.

            On or prior to the Effective Date, the Liquidating Debtor shall establish a segregated, interest-bearing account, and shall deposit therein Cash in an aggregate amount sufficient to pay to each Holder of an Administrative Claim, Priority Tax Claim, Priority Claim, and Miscellaneous Secured Claim whose Claim, as of the Effective Date, are Disputed Claims, have not been Allowed, or payment of which has not been authorized by the Bankruptcy Court, the amount such Holder would have been entitled to receive under the Plan if its Claim were an Allowed Claim on the Effective Date unless the Court, after notice and hearing, authorizes the Liquidating Debtor to reserve a lesser amount on account of such Disputed Claim in which case the Liquidating Debtor shall reserve such lesser amount on account of such Disputed Claim.

            If, on or after the initial distribution date, any Disputed Claim becomes an Allowed Claim, the Liquidating Debtor shall in accordance with Sections 6.6 and 6.7 of the Plan, as applicable, distribute from the Disputed Claims Reserve or the Senior Claims Reserve, as the case may be, to the Holder of such Allowed Claim the amount of Cash that such Holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Effective Date in the amount in which it has become an Allowed Claim, together with the actual amount of any interest earned on such Allowed Claim since the Effective Date. In the event that such Allowed Claim is less than the amount of the Disputed Claim, the difference between the amount reserved on behalf of such Disputed Claim and the amount distributed on behalf of such Allowed Claim shall constitute Excess Disputed Claims Reserve Cash or Excess Senior Claim

Reserve Cash, as the case may be. If any Disputed Claim is Disallowed by Final Order of the Bankruptcy Court, the amount reserved in the Disputed Claims Reserve or Senior Claim Reserve, as the case may be, with respect to the Disallowed Claim, if any, including interest actually earned on such Disallowed Claim, shall constitute Excess Disputed Claims Reserve Cash or Excess Senior Claim Reserve Cash, as the case may be. The Liquidating Debtor may resolve any Disputed Claim upon terms and conditions otherwise consistent with the Plan as the Liquidating Debtor and the Holder of the Disputed Claim shall agree; provided that (a) in the event the resolution involves an aggregate payment to such Holder and/or affiliates of such Holder of less than $50,000 on account of one or more Disputed Claims, the Debtors shall provide no less than five (5) Business Days notice of the terms of such resolution to counsel for the Committee, and (b) in the event the resolution involves an aggregate payment to such Holder and/or affiliates of such Holder equal or greater than $50,000 on account of one or more Disputed Claims, such resolution must either be approved by the Committee or pursuant to a Final Order.

            9.    Retention of Jurisdiction

            Under the Plan, notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court will retain jurisdiction over matters that may be pending before it and over a variety of matters that may arise subsequently. These include, but are not limited to:

                           1. allowance or classification of Claims and determination of any objections thereto;

                           2.      interpretation and enforcement of the Plan
                                    and issuance of such orders as may be
                                    necessary for the implementation, execution and consummation of the Plan;

                           3. determination of applications for allowance of compensation or reimbursement of expenses for Professional Persons;

                           4. determination of requests for payment of Administrative Claims;

                           5. determination of disputes regarding the implementation of the Plan;

                           6. determination of applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases and the allowance of any Claim allegedly resulting therefrom;

                           7. determination of applications, motions, adversary proceedings, contested matters and other litigated matters that may be pending in the Bankruptcy Court on or initiated after the Confirmation Date;

                           8. enforcement of all orders, judgments, injunctions, and rulings entered in connection with the Cases;

                           9. determination of such other matters and for such other purposes as the Confirmation Order may provide;

                           10.      modifications to the Plan pursuant to
                                    section 1127 of the Bankruptcy Code, or to remedy any apparent nonmaterial defect in or omission from the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

                           11. determination of matters under sections 346, 505 and 1146 of the Bankruptcy Code with respect to any tax, fine, penalty or addition to tax, or refund including determinations regarding any tax liability arising in connection with the liquidation of Assets pursuant to the Plan (including with respect to any request pursuant to section 505(b) of the Bankruptcy Code for such period);

                           12. entry of an order establishing a bar date in respect of any Claims for which a Bar Date or Administrative Bar Date has not been established as of the Confirmation Date;

                           13. determination of compromises and settlements of Claims against the Debtors or their estates;

                           14.      determination of the Heller Disgorgement
                                    Amount;

                           15. determination of all issues and disputes regarding title to the Assets of the Debtors, the Liquidating Debtor, or the Debtors' estates; and

                           16. entry of an order or final decree closing the Cases.

            10. Conditions Precedent to Confirmation and Effectiveness of the Plan

            Unless waived in accordance with the Plan, in accordance with
Section 10.1 of the Plan, confirmation of the Plan shall not occur unless and until the Court shall have entered the Substantive Consolidation Order and the Confirmation Order.

            Unless waived in accordance with the Plan, in accordance with
Section 10.2 of the Plan, the Effective Date of the Plan shall not occur unless and until the Substantive Consolidation Order and the Confirmation Order shall have become Final Orders.

            11.   Vesting of Property

            Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all Assets of the estate of each Debtor shall vest in and be retained by the Liquidating Debtor subject to the provisions of the Plan and the Confirmation Order. As of the Effective Date, all Assets retained by the Liquidating Debtor pursuant hereto shall be free and clear of all Liens, Claims and Interests of Holders, except as otherwise provided in the Plan and the Confirmation Order.

            12.   Setoff Rights

            The Liquidating Debtor may, but shall not be required to, set off against any Claim or the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Liquidating Debtor has against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Liquidating Debtor of any such claim the Liquidating Debtor may have against such Holder.

            13.   Withdrawal or Revocation

            If the Debtors withdraw or revoke the Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained therein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other Person or to prejudice in any matter the rights of the Debtors or any other Person in any further proceedings involving the Debtors.

            14.   Amendments

            The Plan may be altered, amended, modified, withdrawn, or supplemented by the Debtors or the Liquidating Debtor, as the case may be, in the manner provided for by section 1127 of the Bankruptcy Code, or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Court may otherwise direct.

            15.   No Interest

            Except as expressly provided in the Plan, or allowed by a Final Order of the Court, no interest, penalty, or late charge is to be allowed on any Claim or Interest to the extent such interest, penalty, or late charge arises or accrues subsequent to the Filing Date.


            THE FOREGOING SUMMARY OF THE PLAN ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OF OR SUBSTITUTE FOR THE FULL AND COMPLETE READING OF THE PLAN. ALL CREDITORS AND

INTEREST HOLDERS ARE URGED TO READ THE PLAN CAREFULLY IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF ITS PROVISIONS BEFORE VOTING EITHER TO ACCEPT OR REJECT THE PLAN OR TAKING A POSITION WITH RESPECT TO THE CONFIRMATION OF THE PLAN.

    4. PROCEDURES RELATING TO CONFIRMATION OF THE PLAN


            The Court will confirm the Plan only if it finds that all of the requirements of the Bankruptcy Code are met. In order for the Plan to be confirmed, the Bankruptcy Code requires that the Court determine that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code, and that the Debtors' disclosures concerning the Plan have been adequate and have included information concerning all payments made or promised to be made by the Debtors in connection with the Plan.

            The Bankruptcy Code also requires that (i) the Plan is feasible,
(ii) confirmation of the Plan is in the best interests of all Creditors and Interest Holders (that is, dissenting Creditors and Interest Holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code), (iii) the Plan has classified Claims and Interests in a permissible manner, and (iv) the Plan has been accepted by the Requisite Votes of Creditors and Interest Holders, except to the extent that confirmation, despite dissent, is available under the "cram down" provisions of section 1129(b)(2) of the Bankruptcy Code.

            Even if the Creditors of the Debtors accept the Plan by the Requisite Votes, the Court must also make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code, the Plan's feasibility, and whether the Plan is in the best interests of the Debtors, Creditors and Interest Holders before it may confirm the Plan.

      1.    FEASIBILITY

            The Debtors believe that the Plan meets the feasibility standard of sections 1123(a)(5) and 1129(a)(11) of the Bankruptcy Code, which requires that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan. In determining whether the Plan meets the feasibility standard, the Debtors have more than sufficient cash available to fully pay Allowed Claims in Classes 1, 2, 3 and 4 under the Plan, as well as make a Pro Rata distribution to Allowed Claims in Class 5.

      2.    BEST INTERESTS OF CREDITORS AND INTEREST HOLDERS

            Notwithstanding acceptance of the Plan by Holders of Claims and Interests, in order to confirm the Plan, the Court must independently determine that the Plan is in the best interests of all Classes of Claims and Interests. The "best interests" test requires that the Court find that the Plan provides to each member of each impaired Class of Claims and Interests a recovery which has a present value at least equal to the present value of the distribution which each such member would receive from the Debtors if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

            To calculate what Holders of Claims and Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if the chapter 11 Cases were converted to chapter 7 cases under the Bankruptcy Code and the assets were liquidated by a trustee in bankruptcy (the "Liquidation Fund"). The Liquidation Fund would consist of the net proceeds from the disposition of the Debtors' Assets augmented by the cash held by the Debtors. The Liquidation Fund would be reduced by the costs and expenses of the liquidation, as well as other administrative expenses of the Debtors' chapter 7 estates. The trustee's costs of liquidation
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under chapter 7 of the Bankruptcy Code would include (a) the compensation of a trustee, as well as of counsel and other professionals that might be retained by the trustee; (b) selling expenses; (c) any unpaid expenses incurred by the Debtors during their chapter 11 cases (such as compensation for professionals) and by the trustee in the chapter 7 liquidation proceedings which are allowed in the chapter 7 proceedings; and (d) litigation costs. These claims, and such other claims as might arise in the liquidation or result from the current Debtors' chapter 11 Cases, proceedings, would be paid in full out of the Liquidation Fund, giving due effect to the rights and interests of Creditors holding Secured Claims, before the balance would be made available to pay Allowed Unsecured Claims or make any distribution in respect of equity interests.

            The Debtors believe that Allowed Unsecured Claims in a liquidation under chapter 7 of the Bankruptcy Code would ultimately be greater than would be the case if the Plan were confirmed and the Debtors continued to control the process and that additional costs and expenses would result from the appointment of a trustee at this juncture in the Cases. In addition, if the Debtors' chapter 11 Cases were converted to chapter 7 cases, a new claims bar date would be set by the Court. The Debtors believe that this would result in an increase in Claims, because Claims which were either filed late or not filed in the chapter 11 Cases, and are therefore barred from distributions under the Plan, would be timely filed in the chapter 7 cases.


            The Debtors have thus concluded that a liquidation of the Debtors under chapter 7 of the Bankruptcy Code would not result in a greater distribution to Creditors and Interest Holders than that provided for under the Plan. The Debtors' analysis reveals that distributions to Holders of Claims in Classes 1, 2, 3 and 4 under a liquidation be the same in amount as that contemplated under the Plan and that distributions to Holders of General Unsecured Claims in Class 5 under a liquidation would be less than that contemplated under the Plan. Moreover, in


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any event, distributions would be significantly delayed by a conversion to chapter 7, resulting in impaired recoveries for all Classes receiving a distribution under the Plan.

      3.    ALTERNATIVES TO CONFIRMATION OF THE PLAN

            The principal alternative to confirmation of the Plan is the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. As discussed above, the Debtors believe that this alternative would result in substantial delays and probable diminution of recoveries, to the detriment of all Classes of Creditors receiving a distribution under the Plan.

      4.    ACCEPTANCE

            As a condition to Confirmation, the Bankruptcy Code requires that, with certain exceptions (as described below), each impaired Class of Claims or Interests vote to accept the Plan. The Bankruptcy Code defines acceptance of the Plan by a Class of Claims as acceptance by holders of two-thirds in dollar amount and a majority in number of Allowed Claims of that Class, but for these purposes counts only those who actually vote to accept or reject the Plan. The Bankruptcy Code defines acceptance of the Plan by a Class of Interests as acceptance by at least two-thirds in amount of Allowed Interests, but for such purpose counts only those who actually vote to accept or reject the Plan. Acceptances of the Plan are being solicited only from those Holders of Allowed Claims in impaired Classes, which are entitled to receive distributions under the Plan. In accordance with Section 1126 of the Bankruptcy Code, a Class is "impaired" if its legal, equitable, or contractual rights attaching to the Claims of that Class are modified, other than by curing defaults in stated maturities or by payment in full of cash. The Classes of Claims and Interests that are not "impaired" under the Plan are deemed to have accepted the Plan. Classes 1, 2 and 3 are unimpaired. Classes 4, 5, 6 and 7 are impaired under the Plan. The votes of Classes 4 and 5 are being solicited herein. Classes 6 and 7 are neither receiving or

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retaining any property under the Plan and thus are deemed to have rejected the
Plan, and, as such, votes are not being solicited from Holders of Interests in such Classes.

      5.    NON-ACCEPTANCE OF THE PLAN AND CRAM DOWN

            If the Plan is not accepted by the requisite number of votes of any impaired Class, the Debtors shall request confirmation of the Plan by the Court pursuant to the "cram down" provisions of section 1129(b) of the Bankruptcy Code. Under the "cram down" provisions, the Court must confirm the Plan despite the lack of acceptance by an impaired Class or Classes if the Court finds that
(a) the Plan does not discriminate unfairly with respect to each non-accepting impaired Class, (b) the Plan is "fair and equitable" with respect to each non-accepting impaired Class, (c) at least one impaired Class has accepted the Plan, and (d) the Plan is otherwise confirmable under section 1129 of the Bankruptcy Code. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan.

            The Bankruptcy Code establishes different "fair and equitable" tests for Holders of Secured Claims and Unsecured Claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired Class if that Class and all more junior Classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting Class be paid in full before a junior Class may receive anything under the Plan. For example, if Class 5 (General Unsecured Claims) does not vote to accept the Plan, the Debtors must demonstrate to the Court that either (a) each Holder of an Unsecured Claim of the dissenting Class receives or retains under the Plan property of a value equal to the Allowed Amount of its Unsecured Claim, or (b) the Holders of Interests that are junior to the Claims of the Holders of such Unsecured Claims will not receive or retain any property under the Plan.

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Under the Plan, Holders of Allowed Interests in Classes 6 and 7 (the junior
Classes) are neither receiving nor retaining any property.

            If the Plan is not accepted by each impaired Class, the Debtors shall seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

      5.    CERTAIN RISK FACTORS

            HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE) PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

      1.    OVERALL RISKS TO THE RECOVERIES BY HOLDERS OF CLAIMS

            Because the predominance of the Debtors' Assets have been reduced to Cash, there does not appear to be any risk that no less than $4 million in Cash will be distributed in the aggregate to Holders of Allowed Class 5 Claims.(21) However, the estimated percentage allocable recoveries for each Holder of an Allowed Class 5 Claim may vary depending on the accuracy of the Debtors' assumptions regarding the Allowed amount of Class 1, 2, 3 and 4 Claims, the Allowed amount of Class 5 Claims, the amount of the Heller Disgorgement Amount, the

---------------
(21) The Debtors currently have in excess of $6.5 million of Cash available for distribution under the Plan.

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

resolution of other disputed Claims and escrowed sale proceeds, and the proceeds of as yet unsold Assets.

       6.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS OR INTERESTS, BASED ON THE TAX LAWS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. THIS DISCUSSION DOES NOT ADDRESS THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO CERTAIN TYPES OF TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND TAXPAYERS WHO ARE NOT UNITED STATES DOMESTIC CORPORATIONS OR CITIZENS OR RESIDENTS OF THE UNITED STATES), NOR DOES IT DISCUSS ANY ASPECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO PARTICULAR TAXPAYERS. THE TAX CONSEQUENCES TO HOLDERS MAY VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES OF THE PLAN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. IF SUCH A CHALLENGE IS ASSERTED AND IS SUCCESSFUL, THE RECOVERY OF HOLDERS OF CLAIMS MAY BE LOWER THAN EXPECTED. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF

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
APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN LAW. NO RULING HAS BEEN OBTAINED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY OF THE TAX CONSEQUENCES OF THE PLAN, AND NO OPINION OF COUNSEL HAS BEEN OBTAINED BY THE DEBTOR WITH RESPECT THERETO AND NO SUCH RULING OR OPINION IS BEING SOUGHT. THE DISCUSSION AND CONCLUSIONS PRESENTED BELOW MAY BE AFFECTED BY MATTERS NOT DISCUSSED THEREIN.

            EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN.

      1.    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

            EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE STATUS OF ITS CLAIM.

            A Holder of an Allowed Claim who receives only a Cash payment with respect to its Allowed Claim will recognize gain or loss equal to the difference between the amount of that it receives and its tax basis for his Allowed Claim.


      2.    IMPORTANCE OF OBTAINING PROFESSIONAL ASSISTANCE

            AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY
ONLY, AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY


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
URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN.

7.    VOTING PROCEDURES AND CONFIRMATION

      1.      SOLICITATION OF VOTES

            Any Creditor in any of the Voting Classes (Classes 4 and 5) is entitled to vote if either (i) such Creditor's Claim has been scheduled by the Debtors in the Schedules Filed with the Court (provided that such Claim has not been scheduled as being either disputed, contingent or unliquidated), or (ii) such Creditor has Filed a proof of Claim on or before the Bar Date (or, if not Filed by such date, any proof of claim filed after that date with leave of the Court, granted after notice and a hearing, or as otherwise may be provided by an Order of the Court), if no objection has been filed thereto. A vote may be disregarded if the Court determines, after notice and a hearing, that an acceptance or rejection of the Plan was not solicited, procured or made in good faith, or in accordance with the provisions of the Bankruptcy Code.


            NO REPRESENTATIONS, EXCEPT THOSE SET FORTH IN THE DISCLOSURE STATEMENT, CONCERNING THE DEBTORS, THEIR ASSETS, THEIR PAST OR FUTURE OPERATIONS, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS.

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
      2.    CONFIRMATION HEARING

            The Bankruptcy Code requires the Court to hold a hearing on confirmation of the Plan after the Ballots have been cast and tallied. As set forth in the Disclosure Statement Approval Order, the Confirmation Hearing has been scheduled for October 10, 2001 at 2:00 p.m. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjournment made at the Confirmation Hearing or at any subsequently adjourned hearing.

            At the Confirmation Hearing, the Court will (i) determine whether the Plan has been accepted by the requisite percentages of each Voting Class,
(ii) hear and determine all objections to the Plan and to confirmation of the Plan, (iii) determine whether the Plan meets the requirements of the Bankruptcy Code and has been proposed in good faith, and (iv) confirm or refuse to confirm the Plan.

            As set forth in the Disclosure Statement Approval Order, objections to confirmation of the Plan, if any, shall be in writing and shall be filed with Court, with one (1) copy to Chief Judge Peter J. Walsh's Chambers, and personally served upon, among others, on or before October 1, 2001 at 4:00 p.m. Eastern Time:

                                KAYE SCHOLER LLP
                              Andrew A. Kress, Esq.
                              Benjamin Mintz, Esq.
                                 425 Park Avenue
                          New York, New York 10022-3598

                             YOUNG CONAWAY STARGATT
                                  & TAYLOR, LLP
                                 Robert S. Brady
                                Michael R. Nestor
                                  P.O. Box 391
                         Rodney Square North, 11th Floor
                           Wilmington, Delaware 19801


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
                              ROSENMAN & COLIN, LLP

                                Jeff J. Friedman

                               575 Madison Avenue

                               New York, NY 10022

                         CONNOLLY BOVE LODGE & HUTZ LLP

                                Jeffrey C. Wisler

                               1220 Market Street

                              Wilmington, DE 19899

        Objections to confirmation are governed by Bankruptcy Rule 9014.

            8. CONCLUSION - SOLICITATION OF ACCEPTANCES

      The acceptances of the Plan by and from the Holders of all Classes of impaired Claims are hereby solicited. THE DEBTORS AND THE COMMITTEE BELIEVE THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND STRONGLY URGE ALL CREDITORS TO VOTE FOR THE PLAN.

Dated: New York, New York
       August 29, 2001

                                               UNITEL VIDEO, INC.
                                               UNITEL 53 LLC, UNITEL 57 LLC,
                                               AND R SQUARED, INC.

                                               By: /s/ Joel Getzler
                                               ---------------------------------
                                               Joel Getzler, Getzler & Co., Inc.
                                               Management Consultant

KAYE SCHOLER LLP
425 Park Avenue
New York, New York  10022-3598
(212) 836-8000
Attn: Andrew A. Kress, Esq.
      Benjamin Mintz, Esq.

YOUNG, CONAWAY, STARGATT & TAYLOR, LLP
P.O. Box 392
Rodney Square North, 11th Floor
Wilmington, Delaware 19899-0391
(302) 571-6600
Attn: Robert S. Brady, Esq. (No. 2847)
      Michael R. Nestor, Esq. (No. 3526)

Co-Counsel for the Debtors
and Debtors in Possession



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